UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a‑12

Endocyte, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 23, 2018

Dear Fellow Stockholder:

It is my pleasure to invite you to the 2018 Annual Meeting of Stockholders of Endocyte, Inc. on Thursday, May 3, 2018 at 12:00 p.m. (EDT), at the offices of Faegre Baker Daniels LLP, 600 East 96th Street, Suite 600, Indianapolis, Indiana 46240. At the meeting, stockholders will vote on the business items listed in the notice of the meeting, which follows on the next page.

Again this year, we are furnishing proxy materials to our stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, helps keep our costs low and reduces the environmental impact of our annual meeting. On or about March 23, 2018, we are mailing to our stockholders a Notice of Internet Availability containing instructions on how to access our Proxy Statement and our 2017 Annual Report to Stockholders and vote online. The Notice also contains instructions on how you can receive a paper copy of the proxy statement and annual report.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly.

You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained in the proxy statement and on the proxy card.

I look forward to seeing you at the annual meeting.

Sincerely,

Michael A. Sherman
President
and Chief Executive Officer

Endocyte, Inc.

3000 Kent Avenue, Suite A1-100

West Lafayette, Indiana 47906

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	12:00 p.m. (EDT) on Thursday, May 3, 2018

PLACE	Offices of Faegre Baker Daniels LLP, 600 East 96th Street, Suite 600, Indianapolis, Indiana 46240

ITEMS OF BUSINESS	(1)	To elect three directors to serve until the 2021 annual meeting of stockholders.

	(2)	To consider ratifying the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018.

	(3)	To hold an advisory vote on executive compensation.

	(4)	To transact such other business as may properly come before the meeting.

RECORD DATE	You can vote if you were a stockholder of record on March 9, 2018.

ANNUAL REPORT	Our 2017 Annual Report to Stockholders accompanies but is not part of these proxy materials.

PROXY VOTING	We cordially invite you to attend the meeting, but regardless of whether you plan to be present, please vote in one of these ways:

	(1)	VISIT THE WEB SITE noted on your proxy card or the Notice of Internet Availability of Proxy Materials to vote via the Internet;

	(2)	If you receive a printed copy of the proxy materials by mail, USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card (this is a free call in the U.S.);

	(3)	If you receive a printed copy of the proxy materials by mail, MARK, SIGN, DATE AND PROMPTLY RETURN your proxy card in the envelope provided, which requires no additional postage if mailed in the U.S.

By order of the Board of Directors,

Daniel L. Boeglin
Secretary

March 23, 2018

i

Endocyte, Inc.

3000 Kent Avenue, Suite A1-100

West Lafayette, Indiana 47906

PROXY STATEMENT

This proxy statement and accompanying proxy are being provided to stockholders in connection with the solicitation by the Board of Directors (the “Board”) of Endocyte, Inc. (“Endocyte,” “we,” “us,” “our” or the “company”) of proxies to be voted at the 2018 annual meeting of stockholders to be held at 12:00 p.m. (EDT) on May 3, 2018 at the offices of Faegre Baker Daniels LLP, 600 East 96th Street, Suite 600, Indianapolis, Indiana 46240.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did stockholders receive a Notice of Internet Availability of Proxy Materials?

All of our stockholders will receive a Notice of Internet Availability of Proxy Materials, or Notice, which was or will be sent to stockholders on or about March 23, 2018, containing information on the availability of our proxy materials on the Internet. Stockholders will not receive a printed copy of our proxy materials unless previously requested or requested in the manner described in the Notice. The Notice explains how to access and review this proxy statement and our 2017 Annual Report to Stockholders, and how you may vote by proxy.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By submitting a proxy, you are giving the persons named in the proxy, Michael A. Sherman and Michael T. Andriole, the authority to vote your shares in the manner you indicate.

Who is qualified to vote?

You are qualified to vote on all matters presented to the stockholders at the meeting if you owned shares of our common stock, par value $.001 per share, at the close of business on March 9, 2018.

How many shares may vote at the meeting?

On March 9, 2018, there were 68,969,330 shares of common stock outstanding, all of which are entitled to one vote per share on all matters presented to stockholders at the meeting.

How many shares must be present to hold the meeting?

The presence at the meeting in person or by proxy of holders of common stock representing a majority of all the votes entitled to be cast at the meeting, or 34,484,666 shares, will constitute a quorum for the transaction of business.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?

If you are a “stockholder of record,” you have several choices. You can vote your shares by proxy:

•	By mailing your proxy card;
•	Over the telephone; or
•	Via the Internet.

Please refer to the specific instructions set forth on the Notice or printed proxy materials. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

If you hold your shares in “street name,” your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares.

Can I vote in person at the meeting?

If you are a “stockholder of record,” you may vote your shares in person at the meeting. If you hold your shares in “street name,” you must obtain a written legal proxy from your broker, bank, trustee or nominee, giving you the right to vote the shares at the meeting.

What do I need to do to attend the meeting in person?

Proof of stock ownership and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the meeting. Only stockholders who owned Endocyte, Inc. common stock as of the close of business on March 9, 2018 are entitled to attend the meeting.

•

If your shares are registered in your name and you owned Endocyte, Inc. common stock as of the close of business on March 9, 2018, you only need to provide some form of government-issued photo identification for admission.

•

If your shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the meeting if you bring a recent bank or brokerage statement showing that you owned shares of Endocyte, Inc. common stock on March 9, 2018.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

•	Proposal 1: FOR all of the nominees for election as directors.
•	Proposal 2: FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (independent auditors) for the year ending December 31, 2018.
•	Proposal 3: FOR the advisory proposal on executive compensation.

How would my shares be voted if I do not specify how they should be voted?

If you sign and return a proxy card without indicating how you want your shares to be voted, the persons named as proxies will vote your shares as follows:

•	Proposal 1: FOR the election of all of the nominees as directors.
•	Proposal 2: FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (independent auditors) for the year ending December 31, 2018.
•	Proposal 3: FOR the advisory proposal on executive compensation.

What are broker non-votes?

A broker non-vote occurs when a broker, bank, trustee or nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary authority to vote for that particular proposal and has not received instructions from the beneficial owner as to how to vote its shares. Proposals 1 and 3 fall into this category. If you do not provide your broker with voting instructions, your shares will not be voted on Proposals 1 and 3.

What vote is required to approve each proposal?

The following votes are required from the holders of common stock to approve each of the proposals:

Proposal Number	Subject	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
1	Election of directors	Directors will be elected by a plurality of the votes cast. The nominees receiving the most FOR votes will be elected.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.
2	Ratification of appointment of independent registered public accounting firm	The holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote must vote FOR to approve the proposal.	Abstentions will have the same effect as votes cast AGAINST the proposal. Broker non-votes will not affect the outcome of the proposal.
3	Advisory vote on executive compensation	Approval by a majority of the votes cast.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

Why did I receive more than one Notice or proxy card?

You will receive multiple Notices or proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e. in “street name”), you will receive your proxy card(s) or other voting information from your broker, and you will return your proxy card(s) to your broker. You should vote on and sign each proxy card you receive.

What is “householding”?

Stockholders who share the same address may receive only one copy of the proxy materials unless we receive contrary instructions from any stockholder at that address. This is referred to as “householding.” If you prefer to receive multiple copies of the proxy materials at the same address, additional copies will be provided to you promptly upon written or oral request, and if you are receiving multiple copies of the materials, you may request that you receive only one copy. Please address such requests to our Corporate Secretary, Endocyte, Inc., 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268, or by telephone at (317) 608-0586. Stockholders who hold shares in street name may contact their broker, bank or similar organization to request information about householding.

Can I change my vote after I have submitted a proxy?

You may revoke your proxy by doing one of the following:

•

By sending a written notice of revocation to our Corporate Secretary, Endocyte, Inc., 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268 that is received prior to the meeting, stating that you revoke your proxy;

•

By delivering a later-dated proxy in writing, over the telephone or via the Internet, and submitting it so that it is received prior to the cut-off time in accordance with the instructions included in the Notice and proxy card(s); or

•	By attending the meeting and voting your shares in person.

What happens if additional matters are presented at the annual meeting?

We know of no matters other than the items of business described in this proxy statement that are to be considered at the meeting. If other matters requiring a vote do arise, the persons named as proxies will have the discretion to vote on those matters for you.

Who will count the votes?

Our chief accounting officer has been appointed by our Board of Directors as the inspector of election for the annual meeting. She will count the votes and later certify such action. The inspector will be present at the meeting.

Will the meeting be accessible to disabled persons?

The location of the meeting is accessible to disabled persons. Please call Fenella Harris at least five days in advance at 317-608-0586 if you require any special accommodations.

How can I review the list of stockholders entitled to vote at the meeting?

A list of stockholders entitled to vote at the meeting will be available at the meeting and for ten days prior to the meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our offices at 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268. If you would like to view the stockholder list, please contact our Corporate Secretary to schedule an appointment.

Who pays the cost of this proxy solicitation?

We will pay the cost of preparing, assembling and mailing the proxy materials. We will also request banks, brokers and other holders of record to send the proxy materials to, and obtain proxies from, beneficial owners and will reimburse them for their reasonable expenses in doing so.

Is this proxy statement the only way that proxies are being solicited?

Certain employees or other representatives of the company may also solicit proxies by telephone, facsimile, e- mail or personal contact. They will not be specifically compensated for doing so.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN
STOCKHOLDERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of our common stock as of March 9, 2018, of (1) each person (including any group) known to us to beneficially own more than five percent (5%) of any class of our voting securities as of March 9, 2018, (2) our directors and nominees for election as directors, (3) our named executive officers and (4) all of our directors and executive officers as of March 9, 2018 as a group. Unless otherwise indicated in the footnotes, shares are owned directly and the indicated person has sole voting and investment power. Also, unless otherwise noted below, the address of each person listed on the table is c/o Endocyte, Inc., 3000 Kent Avenue, Suite A1-100, West Lafayette, Indiana 47906.

	Shares
	Number of
Name and Address of Beneficial Owner	Shares	%
RA Capital Management, LLC (1)
20 Park Plaza, Suite 1200, Boston, MA 02116	5,864,648	8.50
Partner Fund Management, L.P. (2)
4 Embarcadero Center, Suite 3500, San Francisco CA 94111	5,191,594	7.53
Venrock Healthcare Capital Partners II, L.P.(3)
530 Fifth Avenue, 22nd Floor, New York, NY 10036	4,300,000	6.23
Entities related to Sanderling Ventures(4)
Sanderling Ventures 400 S. El Camino Real,
Suite 1200, San Mateo, CA 94402	4,045,617	5.87
Michael A. Sherman(5)	692,678	1.00
Michael T. Andriole(6)	37,500	*
Alison A. Armour, M.D. (7)	89,065	*
Christopher P. Leamon, Ph.D.(8)	472,602	*
Katherine K. Parker(9)	127,320	*
John C. Aplin, Ph.D.(10)	139,069	*
Keith E. Brauer(11)	130,178	*
Colin Goddard(12)	96,300	*
Ann F. Hanham, Ph.D.(13)	118,006	*
Marc D. Kozin(14)	102,300	*
Philip S. Low, Ph.D.(15)	851,728	1.23
Patrick Machado(16)	8,750	*
Peter D. Meldrum(17)	112,300	*
Fred A. Middleton(18)	4,349,872	6.30
Lesley Russell, MBChB(19)	110,300	*
Dawn Svoronos	—	*
All current directors and executive officers as a group (17 people as of 3/9/18)(20)	7,615,474	10.65

*Less than 1%.

(1)

Based on information provided in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2018 and the final allocation of shares sold by us in a public offering that closed on March 2, 2018. The reporting persons consist of RA Capital Management, LLC and Peter Kolchinsky. The reporting persons reported that they may be deemed to have control over various entities that are the beneficial owners of the shares reported in their Schedule 13G, but that they disclaim beneficial ownership over such shares for all other purposes. In their Schedule 13G, the reporting persons reported that they have shared power to vote or to direct the vote of and to dispose or to direct the disposition of 3,364,648 shares. Based on the final allocation from the March offering, RA Capital Management, LLC purchased an additional 2,500,000 shares.

(2)

Based on information provided in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2018 and the final allocation of shares sold by us in a public offering that closed on March 2, 2018. The reporting persons consist of Partner Fund Management, L.P., Partner Fund Management GP, LLC, Brian D. Grossman and Christopher M. James. In their Schedule 13G/A, the reporting persons reported that they may be deemed to have control over various entities that are the beneficial owners of the shares reported in that Schedule 13G/A, and that they have shared power to vote or to direct the vote of and to dispose or to direct the disposition of 3,441,594 shares. Based on the final allocation from the March offering, Partner Fund Management, L.P. purchased an additional 1,750,000 shares.
(3)

Based on information provided in a Schedule 13G filed with the Securities and Exchange Commission on March 12, 2018, reporting ownership of shares of our common stock as of that date. The reporting persons consist of Venrock Healthcare Capital Partners II, L.P. (“VHCP II”), VHCP Co-Investment Holdings II, LLC (“VHCP Co II”), VHCP Management II, LLC, Bong Koh and Nimish Shah. The reporting persons reported that they are members of a group for purposes of the Schedule 13G and that they have shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, 4,300,000 shares. The reporting persons also reported that 3,059,616 of such shares are owned directly by VHCP II and 1,240,384 of such shares are owned directly by VHCP Co II, that VHCP Management II, LLC is the general partner of VHCP II and the manager of VHCP Co II, and that Messrs. Koh and Shah are the managing members of VHCP Management II, LLC.

(4)

Consists of (i) 100,828 shares held by Sanderling V Beteiligungs GmbH & Co. KG; (ii) 162,170 shares held by Sanderling V Biomedical Co-Investment Fund, L.P.; (iii) 249,148 shares held by Sanderling V Biomedical, L.P.; (iv) 113,315 shares held by Sanderling V Limited Partnership; (v) 267,491 shares held by Sanderling Venture Partners V Co-Investment Fund, L.P.; (vi) 1,017,304 shares held by Sanderling Venture Partners V, L.P.; (vii) 1,212,413 shares held by Sanderling Venture Partners VI Co-Investment Fund, L.P.; (viii) 8,434 shares held by Sanderling VI Beteiligungs GmbH and Co. KG; (ix) 10,049 shares held by Sanderling VI Limited Partnership; and (x) 904,465 shares held by Sanderling V Strategic Exit Fund, L.P. Fred Middleton is a managing director of Middleton, McNeil & Mills Associates V, LLC which has the ultimate voting and investment power over shares held of record by Sanderling V Beteiligungs GmbH & Co. KG, Sanderling V Biomedical Co-Investment Fund, L.P., Sanderling V Biomedical, L.P., Sanderling V Limited Partnership, Sanderling Venture Partners V Co-Investment Fund, L.P., Sanderling Venture Partners V, L.P., Sanderling Venture Partners VI Co-Investment Fund, L.P., Sanderling VI Beteiligungs GmbH and Co. KG, Sanderling VI Limited Partnership, and Sanderling V Strategic Exit Fund, L.P., and he may be deemed to have voting and investment power over shares held of record by those entities. Mr. Middleton disclaims beneficial ownership of the shares directly held by the entities affiliated with Sanderling except to the extent of his individual pecuniary interest therein.

(5)

Consists of (i) 175,438 shares held by Michael A. Sherman, (ii) 19,919 shares held by Sherman Investors LLC over which Mr. Sherman disclaims beneficial ownership except to the extent of his pecuniary interest therein, and (iii) 497,321 shares issuable upon exercise of options exercisable within 60 days of March 9, 2018.

(6)	Consists of (i) 12,500 shares held by Michael Andriole and (ii) 25,000 shares issuable upon exercise of options exercisable within 60 days of March 9, 2018.
(7)	Consists of (i) 19,065 shares held by Alison A. Armour and (ii) 70,000 shares issuable upon exercise of options exercisable within 60 days of March 9, 2018.
(8)	Consists of (i) 63,470 shares held by Christopher P. Leamon and (ii) 409,132 shares issuable upon exercise of options exercisable within 60 days of March 9, 2018.
(9)

Consists of (i) 22,120 shares held by Katherine K. Parker, (ii) 1,200 shares held by Katherine K. Parker revocable trust, and (iii) 104,000 shares issuable upon exercise of options exercisable within 60 days of March 9, 2018.

(10)

Consists of (i) 25,563 shares held by John Aplin, (ii) 110,206 shares issuable upon exercise of options exercisable within 60 days of March 9, 2018 and (iii) 3,300 shares issuable upon vesting of RSUs within 60 days of March 9, 2018.

(11)

Consists of (i) 14,971 shares held by Keith Brauer, (ii) 111,907 shares issuable upon exercise of options exercisable within 60 days of March 9, 2018 and (iii) 3,300 shares issuable upon vesting of RSUs within 60 days of March 9, 2018.

(12)

Consists of (i) 4,500 shares held by Colin Goddard, (ii) 88,500 shares issuable upon exercise of options exercisable within 60 days of March 9, 2018 and (iii) 3,300 shares issuable upon vesting of RSUs within 60 days of March 9, 2018.

(13)

Consists of (i) 4,500 shares held by Ann Hanham, (ii) 110,206 shares issuable upon exercise of options exercisable within 60 days of March 9, 2018 and (iii) 3,300 shares issuable upon vesting of RSUs within 60 days of March 9, 2018.

(14)

Consists of (i) 4,500 shares held by Marc Kozin, (ii) 94,500 shares issuable upon exercise of options exercisable within 60 days of March 9, 2018 and (iii) 3,300 shares issuable upon vesting of RSUs within 60 days of March 9, 2018.

(15)

Consists of (i) 175,124 shares held by Philip S. Low revocable trust, (ii) 184,985 shares held by Joan Low revocable trust, (iii) 70,915 shares held by Philip S. Low and (iv) 420,704 shares issuable upon exercise of options exercisable within 60 days of March 9, 2018.

(16)

Consists of (i) 7,500 shares issuable to Patrick Machado upon exercise of options exercisable within 60 days of March 9, 2018 and (ii) 1,250 shares issuable upon vesting of RSUs within 60 days of March 9, 2018.

(17)

Consists of (i) 4,500 shares held by Peter Meldrum, (ii) 104,500 shares issuable upon exercise of options exercisable within 60 days of March 9, 2018 and (iii) 3,300 shares issuable upon vesting of RSUs within 60 days of March 9, 2018.

(18)

Consists of (i) 4,045,617 shares held by entities affiliated with Sanderling Ventures, (ii) 190,749 shares held by Fred A. Middleton, (iii) 110,206 shares issuable upon exercise of options exercisable within 60 days of March 9, 2018 and (iv) 3,300 shares issuable upon vesting of RSUs within 60 days of March 9, 2018. Mr. Middleton disclaims beneficial ownership of the shares directly held by the entities affiliated with Sanderling Ventures except to the extent of his individual pecuniary interest therein.

(19)

Consists of (i) 4,500 shares held by Lesley Russell, (ii) 102,500 shares issuable upon exercise of options exercisable within 60 days of March 9, 2018 and (iii) 3,300 shares issuable upon vesting of RSUs within 60 days of March 9, 2018.

(20)	Includes (i) 2,516,474 shares issuable upon exercise of options exercisable within 60 days of March 9, 2018 and (ii) 27,650 shares issuable upon vesting of RSUs within 60 days of March 9, 2018.

CORPORATE GOVERNANCE MATTERS

Policies on Corporate Governance

Our Board of Directors recognizes that good corporate governance is important to ensure that the company is managed for the long-term benefit of stockholders. The Board has adopted Corporate Governance Principles, written charters for each of its standing committees and a Code of Ethics and Business Conduct and will amend them as appropriate to reflect new policies or practices. The current version of each of these documents is available on our website, www.endocyte.com, in the Investors & News section, and will be provided in print without charge upon written request to our Corporate Secretary at 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268.

We will also either disclose on Form 8-K or post on our Internet website any substantive amendment to, or waiver from, a provision of the Code of Ethics and Business Conduct that applies to any of our directors or executive officers.

Board Composition

Our Board of Directors is currently composed of eleven members, divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the Annual Meeting of Stockholders to be held during the years 2020 for the Class I directors, 2018 for the Class II directors and 2019 for the Class III directors.

•	Our Class I directors are John C. Aplin, Colin Goddard, Philip S. Low and Lesley Russell.
•	Our Class II directors are Keith E. Brauer, Ann F. Hanham, Patrick Machado and Peter D. Meldrum.
•	Our Class III directors are Marc D. Kozin, Fred A. Middleton and Michael A. Sherman.

Our amended and restated certificate of incorporation and bylaws provide that the number of our directors, which is currently eleven members, shall be fixed from time to time by a resolution of the majority of our Board of Directors. As discussed further below under “Proposal 1 – Election of Directors,” three of the four current directors in Class II are not standing for re-election at the 2018 annual meeting. The Board of Directors has nominated the following individuals for election as Class II directors at the 2018 annual meeting: Patrick Machado, a current Class II director; Lesley Russell, a current Class I director who would be moving to Class II to make the classes of director as equal as possible; and Dawn Svoronos, a new nominee for director. As a result, the Board of Directors has determined that the size of the Board of Directors will be reduced to nine members, effective at the time of the 2018 annual meeting.

Board Leadership Structure

John C. Aplin, one of our independent directors, currently serves as the non-executive Chairman of the Board. Michael A. Sherman is our President and Chief Executive Officer. Mr. Sherman focuses on the day-to-day developments of the company and establishes the company’s growth strategy and strategic plan. Mr. Aplin chairs the Board and, in that capacity, can impact the issues that are brought before the Board. The Board of Directors believes that these complementary roles provide an appropriate leadership structure for the company at this time.

The Board of Directors expects to re-evaluate its leadership structure on an ongoing basis and may change it as circumstances warrant. The Board believes that the current leadership structure of separate individuals holding the Chairman and Chief Executive Officer roles allows the Board to function efficiently and effectively. If the Chairman and the Chief Executive Officer roles are held by one person in the future, the Board will designate one of its independent directors as “Lead Independent Director” with the responsibilities described in our Corporate Governance Principles.

Board’s Role in Oversight of Risk Management

While risk management is primarily the responsibility of our management, the Board of Directors, acting primarily through the Audit Committee, provides overall risk oversight with a focus on the most significant risks facing us. We use a risk management process to identify and assess the major risks we face and develop strategies for controlling, mitigating and monitoring risk. As part of this process, we gather information throughout the company to identify and prioritize major risks. The identified risks and mitigation strategies are validated with management and presented to the Audit Committee on an ongoing basis.

Examples of major risks we have identified are our ability to achieve regulatory milestones, execute clinical trials in a timely manner, enter into license or other business development transactions, and access capital.

Information concerning risks relating to our compensation policies and practices is provided on page 30 of this proxy statement. Additional review or reporting on risks is conducted as needed or as requested by the Board or Audit Committee.

Director Independence

Our common stock is listed on The Nasdaq Global Market. Under the listing rules of The Nasdaq Stock Market LLC (“Nasdaq”), independent directors must comprise a majority of a listed company’s board of directors and, subject to specified exceptions, independent directors must be the members of a listed company’s audit, compensation and nominating and corporate governance committees. Audit committee and compensation committee members must also satisfy additional independence criteria. Under the Nasdaq listing rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered to be independent for purposes of audit committee membership, a director may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

In order to be considered to be independent for purposes of compensation committee membership, a listed company’s board of directors must consider all factors specifically relevant to determining whether a director has a relationship to the listed company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the listed company to such director; and (2) whether such director is affiliated with the listed company, a subsidiary of the listed company or an affiliate of a subsidiary of the listed company.

After reviewing the composition of the Board of Directors, the composition of its committees and the independence of each director and nominee, our Board of Directors has determined that none of Messrs. Brauer, Kozin, Machado, Meldrum and Middleton and Drs. Aplin, Goddard, Hanham and Russell, representing nine of our eleven directors, nor Ms. Svoronos, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors and nominee is “independent” as that term is defined under the Nasdaq listing rules. Our Board of Directors also determined that Messrs. Brauer, Machado and Middleton and Dr. Aplin, who comprise our Audit Committee, Messrs. Kozin and Meldrum and Dr. Goddard, who comprise our Compensation Committee, and Drs. Hanham and Russell and Mr. Kozin, who comprise our Nominating and Corporate Governance Committee, satisfy the independence standards for those committees established by applicable Securities and Exchange Commission rules and the Nasdaq listing rules.

Mr. Sherman and Dr. Low are executive officers and employees of the company. Consequently, Mr. Sherman and Dr. Low are not considered independent directors.

Nominations for Directors

The Nominating and Corporate Governance Committee screens candidates and recommends candidates for nomination to the Board. In seeking and evaluating director candidates, the Nominating and Corporate Governance Committee considers individuals in accordance with the criteria described below under “— Director Qualifications.” Director candidates may be recommended by Board members, a third-party search firm or stockholders. From time to time since 2012, the Nominating and Corporate Governance Committee has utilized Levin & Company, Inc., a third-party search firm, to assist it in identifying and evaluating potential candidates for director.

The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders. A stockholder who wishes to recommend a director candidate should send such recommendation to our Corporate Secretary at 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268, who will forward it to the committee. Any such recommendation should include a description of the candidate’s qualifications for Board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the stockholder and the candidate for more information. A stockholder who wishes to nominate an individual as a director candidate at the annual meeting of stockholders, rather than recommending the individual to the Nominating and Corporate Governance Committee as a nominee, must comply with the advance notice requirements for stockholder nominations set forth in our bylaws.

Director Qualifications

The Board of Directors believes that its members should exhibit high standards of independent judgment and integrity, have a strong record of achievement, have an understanding of our business and the competitive environment in which we operate, and bring the benefits of their experiences and backgrounds to the Board and committee functions. Directors should be committed to enhancing stockholder value on a long-term basis and have sufficient time to carry out their duties.

In considering director nominees, the Nominating and Corporate Governance Committee reviews the current composition of the Board, including issues of character, judgment, diversity, age, independence, corporate experience, length of service, understanding of the company’s business, other commitments and any specialized areas of expertise needed by the Board or any of its committees. Although the Board does not have a policy requiring the consideration of diversity as a principal factor in identifying director candidates, the committee is expected to evaluate a candidate’s background, age, education, professional accomplishments and experiences and the effect that the candidate’s election would have on the composition of the Board as a whole.

Board Evaluations

On an annual basis, the Nominating and Corporate Governance Committee leads a comprehensive evaluation process of the Board. In 2017, each director completed a performance questionnaire, which contained questions regarding the performance of the full Board and each standing committee. At the request of the chairman of the committee, outside counsel reviewed and prepared a summary of the completed questionnaires. The committee reviewed and discussed the results of the questionnaires. The committee reported those results to the full Board, and the full Board further reviewed and discussed the results of the evaluations.

Communications with the Independent Directors of the Board

The Board has implemented a process by which our stockholders and other interested parties may communicate with the Board or one or more members of our Board in a written communication addressed to Corporate Secretary, Endocyte, Inc., 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268. The Board has instructed our Corporate Secretary to promptly forward all such communications to the specified addressees thereof. However, certain items which are unrelated to the duties and responsibilities of the Board will be excluded, such as: product complaints, product inquiries, new product suggestions, resumes, surveys and advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

Executive Succession Planning

The Board recognizes the importance of effective executive leadership to the company’s success, and discusses executive succession planning regularly. Annually, our Chief Executive Officer, together with our Vice President of Human Resources, present to our Nominating and Corporate Governance Committee an overview of our talent management program and processes, including the identification of key individuals, their readiness for certain executive positions, and development actions to be taken to prepare them for these positions over a period of time. The Nominating and Corporate Governance Committee reports this information to the full Board on an annual basis, and works with the Board to evaluate potential successors to the chief executive officer and other executive officers and to develop a succession plan for each of those positions. These matters are also discussed more frequently, if circumstances warrant.

Additionally, each Board member has complete and open access to any member of management. The senior members of management are invited regularly to make presentations at Board and committee meetings and meet with directors in informal settings to allow the directors to form a more complete understanding of the executive’s skills and character.

In addition to the value of long-term executive succession planning, the identification of successors enables the company to quickly respond to an unexpected vacancy in the chief executive officer position and other key executive positions while continuing the effective operation of the company and minimizing any potential disruption or loss of continuity to the company’s business and operations, including in the case of a major catastrophe.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on our records, we believe that during 2017 all applicable Section 16(a) filing requirements were met.

TRANSACTIONS WITH RELATED PERSONS

Policy

We have adopted a formal policy that our executive officers, directors, holders of more than five percent of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, or other independent members of our Board of Directors in the case it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. In approving or rejecting any such proposal, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant by the Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Related Party Transactions

Since January 1, 2017, we have been a party to the following arrangements, in which the amount involved exceeded or will exceed $120,000, and in which any director, director nominee, executive officer or holder of more than five percent of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, had or will have a material interest.

Philip S. Low, Ph.D., our Chief Science Officer and one of our founders and directors, conducts research at Purdue University. We entered into an exclusive license agreement dated October 21, 1998, as amended, an exclusive license agreement effective March 1, 2010 and a master license agreement effective July 1, 2013 with Purdue Research Foundation to license certain intellectual property and methods that were invented in Dr. Low’s laboratory. We fund research at Purdue University and paid $781,000 in 2017. Additionally, we are a party to a lease with Purdue Research Foundation, pursuant to which we paid $609,000 in 2017.

In September 2011, we entered into an agreement with On Target Laboratories, L.L.C., or On Target, to develop and commercialize products relating to the compound comprising our Folate and DUPA ligands and certain other licensed patents. The chief executive officer of On Target is the brother of Dr. Low, one of our directors and Chief Science Officer. Dr. Low also owns more than 10% of the equity of On Target. We believe the terms of the On Target agreement are no less favorable to us than terms that would be available in an arm’s-length transaction. On Target is solely responsible for conducting research and development, seeking regulatory approval and commercialization of products. If On Target fails to meet minimum spend requirements on research and development, we have the right to terminate the agreement. We will be entitled to receive minimum royalty payments annually based on net sales, but there is no guarantee that a commercial product will be developed and approved for commercial sales. We will also be entitled to reimbursement of expenses relating to patent expenses and payments to the inventors and Purdue University as certain milestones are met. During 2017, we received $20,000 in license payments and $6,349 in reimbursed research and development expenses, and we expect to receive approximately $20,000 during 2018 for license payments.

MEETINGS AND COMMITTEES OF THE BOARD

Meetings and Attendance

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board of Directors are kept informed of our business by our President and Chief Executive Officer, other officers and the Chairman of the Board, by reviewing materials provided to them, and by participating in meetings of the Board and its committees. Directors are also expected to use reasonable efforts to attend the annual meeting of stockholders. During 2017, the Board of Directors met six times. The Board conducts many of its oversight responsibilities through three standing committees, including an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. During 2017, all directors participated in 75% or more of the aggregate number of meetings of the Board and the committees on which they served. All directors at that time attended the 2017 annual meeting of stockholders in person.

Executive Sessions of Independent Directors

The independent directors meet in executive session without management present and the Chairman of the Board presides over these executive sessions. He also helps to set agendas for Board meetings and serves as a liaison between the independent directors and the senior management team.

Committee Membership

The table below indicates the composition of each standing committee, the Audit Committee members determined by the Board to be “audit committee financial experts” and the number of meetings held by each committee in 2017:

Committee	Committee Chair	Additional Committee Members	Audit Committee Financial Experts	Number of 2017 Committee Meetings
Audit	Keith E. Brauer	John C. Aplin, Ph.D.(1) Patrick Machado(2) Fred A. Middleton	Keith E. Brauer John C. Aplin, Ph.D. Patrick Machado Fred A. Middleton	Four
Compensation	Peter D. Meldrum	Colin Goddard, Ph.D. Marc D. Kozin	N/A	Five
Nominating and Corporate Governance	Ann F. Hanham, Ph.D.	Marc D. Kozin Lesley Russell, MBChB	N/A	Five

(1)	Chairman of Board
(2)	Joined the Board on February 27, 2018, and therefore, did not attend the 2017 meetings.

The Audit Committee

The members of our Audit Committee are Messrs. Brauer, Machado, Middleton and Dr. Aplin, each of whom is an independent member of our Board of Directors. Mr. Brauer is the chairman of the committee. Each of the members of the committee has been determined by the Board to be an audit committee financial expert, as that term is defined under the Securities and Exchange Commission rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the Nasdaq listing rules. Our Audit Committee is responsible for, among other things:

•

reviewing and approving the selection of our independent registered public accounting firm and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results; and

•	preparing the audit committee report that the Securities and Exchange Commission requires in our annual proxy statement.

The Compensation Committee

The members of our Compensation Committee are Messrs. Kozin and Meldrum and Dr. Goddard. Mr. Meldrum is the chairman of the committee. The Compensation Committee is responsible for, among other things:

•	overseeing our compensation policies, plans and benefit programs;
•

reviewing and approving for our executive officers: the annual base salary, the annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other benefits, compensation or arrangements;

•

discussing the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations with management and, if appropriate, recommending its inclusion in the company’s proxy statement and its incorporation by reference in the company’s annual report on Form 10-K;

•	administering the issuance of stock options and other awards under our stock plans; and
•	reviewing the results of advisory votes on executive compensation and determining whether to revise our compensation policies and programs to respond to stockholder concerns.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during 2017 was an officer, employee or former officer of Endocyte or had any relationship requiring disclosure in this proxy statement pursuant to Securities and Exchange Commission regulations. None of our executive officers served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure in this proxy statement pursuant to Securities and Exchange Commission regulations.

The Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Mr. Kozin and Drs. Hanham and Russell. Dr. Hanham is the chairman of the committee. The Nominating and Corporate Governance Committee is responsible for, among other things:

•	assisting our Board of Directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to our Board of Directors;
•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board of Directors;
•	reviewing the succession planning for our executive officers;
•	overseeing the evaluation of our Board of Directors and management; and
•	recommending members for each committee of our Board of Directors.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors currently consists of eleven members divided into three classes whose three-year terms of office expire at successive annual meetings. The directors in Class II have a term expiring at the 2018 annual meeting. The Nominating and Corporate Governance Committee has been conducting a succession planning review of the Board’s composition and tenure, including discussions with Board members about their individual plans. As part of that process, the Nominating and Corporate Governance Committee conducted a thorough evaluation of potential candidates for director, and following a review of the criteria described above under “— Director Qualifications,” the Nominating and Corporate Governance Committee recommended, and the Board elected, Patrick Machado to the Board of Directors in Class II, effective February 27, 2018. Among other qualified candidates considered, the Nominating and Corporate Governance Committee also received a recommendation of another candidate, Dawn Svoronos, from one of our non-management directors. Following a review of the criteria described above under “— Director Qualifications,” the Nominating and Corporate Governance Committee recommended, and the Board of Directors approved, the nomination of Ms. Svoronos to stand for election as a director at the 2018 annual meeting. Further, and also as part of the Nominating and Corporate Governance Committee’s succession planning process, three of the four current directors in Class II,  Keith E. Brauer, Ann F. Hanham and Peter D. Meldrum, informed the Committee that they would not stand for re-election at the 2018 annual meeting.

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the persons listed below as “Nominees for Director” for election as directors at the 2018 annual meeting. Mr. Machado is a current director, the fourth member of Class II, and has been nominated for re-election. Ms. Svoronos is not currently a director and has been nominated for election at the annual meeting.  If Mr. Machado and Ms. Svoronos are elected as directors at the 2018 annual meeting, Class II of the Board would consist of two members, while Class III consists of three directors and Class I consists of four directors. In order that the classes of director be as nearly equal in size as is practicable, as provided by our amended and restated certificate of incorporation, it is intended that one of our current directors, Lesley Russell, would move from Class I to Class II, resulting in each class consisting of three members. To effect this, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Dr. Russell for election as a Class II director at the 2018 annual meeting, and Dr. Russell has provided a conditional notice of her intention to resign from Class I of the Board, which will only become effective if she is elected by our stockholders to Class II of the Board at the 2018 annual meeting. If Dr. Russell is not elected by our stockholders to Class II of the Board at the 2018 annual meeting, her conditional resignation will not take effect, and she will continue to serve as a member of the Board in Class I.

As a result of the foregoing, the Board of Directors has determined that the size of the Board of Directors will be reduced to nine members, effective at the time of the 2018 annual meeting. Proxies cannot be voted for a greater number of persons than three, the number of nominees named in this proxy statement.

Directors elected at the annual meeting will serve for a term of office expiring at the 2021 annual meeting.

We expect each nominee for election as a director will be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees.

There are no family relationships among any of our directors, director nominees or executive officers. The names, principal occupations and certain other information about the nominees and the directors whose term of office is not expiring at the annual meeting, as well as key experiences, qualifications, attributes and skills of those persons that led the Nominating and Corporate Governance Committee to conclude that such person is currently qualified to serve as a director, are set forth on the following pages.

Nominees for Director (Class II Directors)

Patrick Machado

Age 54

Audit Committee

Mr. Machado has served as a member of our Board of Directors since February 2018. Mr. Machado is a co- founder of Medivation, Inc., a biopharmaceutical company that was acquired by Pfizer, Inc. in 2016. Prior to his retirement in April 2014, Mr. Machado served as Medivation’s Chief Financial Officer since its inception in September 2003 and as its Chief Business Officer since December 2009. From 1998 until 2001, Mr. Machado was employed by ProDuct Health, Inc., a privately held medical device company, as Vice President, Chief Financial

Officer and General Counsel from 1998 to 2000, and as Senior Vice President and Chief Financial Officer from 2000-2001.  From 2001 until 2002, Mr. Machado served as a consultant to Cytyc Corporation to assist with transitional matters related to Cytyc Corporation’s acquisition of ProDuct Health, Inc. Mr. Machado currently serves on the board of directors of public biopharmaceutical companies Adverum Biotechnologies, Inc., Chimerix, Inc. and SCYNEXIS, Inc., and private biopharmaceutical companies Roivant Sciences Ltd., and Armaron Bio Pty., Ltd., where he also serves as chair of the board. During the past five years, Mr. Machado also served as a member of the board of directors of public biopharmaceutical companies Medivation, Inc., Inotek Pharmaceuticals Corporation and Axovant Sciences Ltd. Mr. Machado received a J.D. from Harvard Law School and a B.A. and B.S. in German and Economics, respectively, from Santa Clara University.

We believe that Mr. Machado possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his years of experience in the biotechnology industry, and his financial, business development, and legal expertise.

Lesley Russell, MBChB, MRCP

Age 57

Nominating and Corporate Governance Committee

Dr. Russell joined our Board of Directors in January 2013.  She served as the chief medical officer of Innocoll Holdings plc from April 2016 until November 1, 2017. Prior to Innocoll, Dr. Russell served as chief operating officer for TetraLogic Pharmaceuticals from August 2013 until April 2016, where she advanced the company’s lead candidate into Phase 2 clinical trials in parallel with the company’s initial public offering.  Prior to this role, Dr. Russell held senior executive research and development positions at a number of biopharmaceutical companies including Teva Pharmaceuticals, Cephalon, Inc., and US Bioscience/Medimmune Oncology. In these roles, she managed staff responsible for a variety of functions including regulatory strategy development, clinical research, medical affairs and data management.  Dr. Russell held positions at Amgen, UK, Lilly Industries, UK, and US Bioscience, now acquired by MedImmune Oncology. Dr. Russell received an MBChB degree from the University of Edinburgh, Scotland. She is a member of the Royal College of Physicians, UK, and is registered with the General Medical Council, UK. She currently serves as a member of the board of directors of AMAG Pharmaceuticals and ENANTA Pharmaceuticals, both traded on Nasdaq.

We believe that Dr. Russell possesses specific attributes that qualify her to serve as a member of our Board of Directors, including her experience in advancing products through late-stage clinical development and in navigating the new drug approval process at the FDA.

Dawn Svoronos

Age 64

Ms. Svoronos has more than 30 years of experience in the bio-pharmaceutical industry, including extensive commercial work with the multinational pharmaceutical company Merck & Co. Inc., where she held roles of increasing seniority over 23 years of service. Prior to her retirement from Merck in 2011, Ms. Svoronos most recently served as President of Merck in Europe/Canada from 2009 to 2011, President of Merck in Canada from 2006 to 2009 and Vice-President of Merck for Asia Pacific from 2005 to 2006. Ms. Svoronos has served on the boards of directors of Xenon Pharmaceuticals, Inc. and PTC Therapeutics, each Nasdaq-listed biopharmaceutical companies, since 2016, and has been Chair of the board of directors of Theratechnologies Inc., a TSX-listed biopharmaceutical company, since 2013. Previously, Ms. Svoronos served on the board of directors of Medivation, Inc., from 2013 until its acquisition in 2016.

We believe that Ms. Svoronos is qualified to serve on our Board of Directors because of her extensive experience in the global commercialization of pharmaceutical products, including her substantial international commercialization expertise, as well as her leadership experience and her service on the boards of directors of other public companies.

The Board of Directors Recommends that
Stockholders Vote FOR the Nominees Named Above.

Class III Directors (Terms expire in 2019)

Marc D. Kozin

Age 56

Compensation Committee

Nominating and Corporate Governance Committee

Mr. Kozin has served as a member of our Board of Directors since July 2012. Mr. Kozin has been a Senior Advisor to L.E.K. Consulting, a global strategy consulting firm, since July 2011. Prior to that, Mr. Kozin served as president of L.E.K.’s North American practice for 15 years. Mr. Kozin has over 30 years of experience in corporate and business unit strategy consulting, merger and acquisition advisory services, and value management both domestically and internationally. Mr. Kozin currently serves as a member of the board of directors of UFP Technologies, Inc., a designer and manufacturer of engineered packaging solutions and engineered component products,  OvaScience, Inc., a global life science company, Flex Pharmaceuticals, a biopharmaceutical company and one privately-held company. During the past five years, Mr. Kozin also served as a member of the board of directors of DYAX Corp., a biopharmaceutical company. He also serves on the strategic advisory board for Healthcare Royalty Partners, a global healthcare investment firm. Mr. Kozin holds a B.A., with distinction, in economics from Duke University and an M.B.A., with distinction, from The Wharton School, University of Pennsylvania.

We believe that Mr. Kozin possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience in corporate and business unit strategy consulting, merger and acquisition advisory services, and value management both domestically and internationally, as well as his deep industry expertise advising biopharmaceutical, life sciences and medical technology companies.

Fred A. Middleton

Age 68

Audit Committee

Mr. Middleton has served as a member of our Board of Directors since July 2001. Since 1987, Mr. Middleton has been a General Partner and Managing Director of Sanderling Ventures, a biomedical venture capital firm. During the last 30 years, Mr. Middleton has served in a number of roles as a member of management, board member or an investor in over 25 biomedical companies. Mr. Middleton currently serves as a director of Stereotaxis, Inc. (STXS), a medical device company. During the past five years, he was also a member of the board of directors of Pacira Pharmaceuticals, Inc. (PCRX), a therapeutic drug company. Mr. Middleton also serves on the board of directors of several privately-held biomedical and biotechnology companies. He holds a B.S. in chemistry from the Massachusetts Institute of Technology and an M.B.A. with distinction from the Harvard Business School.

We believe that Mr. Middleton possesses specific attributes that qualify him to serve as a member of the Board of Directors, including his experience in the venture capital industry and his general operational and management experience working with early-stage biomedical companies.

Michael A. Sherman

Age 51

Mr. Sherman has served as our President and Chief Executive Officer since June 2016. He served as our Chief Financial Officer from October 2006 to February 2017 and as our Chief Operating Officer from June 2014 to June 2016. From December 1994 to October 2006, Mr. Sherman served in various executive roles, but most recently as Vice President of Finance and Strategic Planning from May 2004 to October 2006, of Guidant Corporation, a cardiovascular device manufacturer acquired by Boston Scientific Corporation, a medical device company, in April 2006. Mr. Sherman serves on the Indianapolis Children’s Museum Board of Trustees. During the past five years, he also served on the Board of Directors of Mead Johnson Nutrition Company, a pediatric nutrition company. Mr. Sherman holds a B.A. in economics from DePauw University and an M.B.A. from the Amos Tuck School, Dartmouth College.

We believe that Mr. Sherman possesses specific attributes that qualify him to serve as a member of our Board of Directors, including the perspective and experience he brings as our President and Chief Executive Officer.  Mr. Sherman was previously our Chief Financial Officer and Chief Operating Officer and has over 10 years of historic knowledge and operational expertise with our company.

Class I Directors (Terms expire in 2020)

John C. Aplin, Ph.D.

Age 72

Chairman of the Board

Audit Committee

Dr. Aplin has served as a member of our Board of Directors since May 2003 and as Chairman since May 2011. Since November 1990, Dr. Aplin has served as General Partner and Managing Director of CID Capital, a private equity firm. Dr. Aplin has served on the board of directors of 25 companies and was the Chairperson of the M.B.A. program at Indiana University. Dr. Aplin holds a B.S. in business administration from Drake University, and an M.A. in industrial and labor relations and a Ph.D. in business administration from the University of Iowa. Dr. Aplin is also a Certified Management Consultant.

We believe that Dr. Aplin possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience in the venture capital and private equity industries, his years of business and leadership experience and his financial sophistication and expertise.

Colin Goddard, Ph.D.

Age 58

Compensation Committee

Dr. Goddard has served as a member of our Board of Directors since November 2013.  Dr. Goddard has served as Chairman and Chief Executive Officer of BlinkBio, Inc. (formerly Coferon, Inc.), a private biotechnology platform company, since April 2011. From October 1998, until its acquisition by Astellas Pharmaceuticals, Inc. in July 2010, Dr. Goddard served as Chief Executive Officer of OSI Pharmaceuticals, Inc., or OSI, and as a member of its Board of Directors. He joined OSI as a scientist in 1989 and held positions that included Director of Drug Discovery, Chief Operating Officer and President. He also chaired the OSI board from 2000-2002. Prior to his employment at OSI, Dr. Goddard was a research fellow at the National Cancer Institute in Bethesda, MD. Dr. Goddard also chairs the board of Mission Therapeutics Ltd., a UK based private biotech company. From December 2010 until the sale of the company in July 2012, Dr. Goddard served as a director of the board of Human Genome Sciences (HGS), a publicly traded biopharmaceutical company. He also served on the boards of the trade associations PhRMA and BIO. He received his Ph.D. in Cancer Pharmacology from the University of Aston in Birmingham, U.K. and a B.Sc (Hons) in Biochemistry from the University of York, U.K.

We believe that Dr. Goddard possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his years of experience in the biotechnology, diagnostic and related industries, and his scientific background and industry knowledge.

Philip S. Low, Ph.D.

Age 70

Dr. Low is one of our founders and has served as our Chief Science Officer since April 1998 and as a member of our Board of Directors since December 1995. Dr. Low has served on the faculty at Purdue University since August 1976, where he is currently the Presidential Scholar in Drug Discovery and the Ralph C. Corley Distinguished Professor of Chemistry. Dr. Low holds a B.S. in chemistry from Brigham Young University and a Ph.D. in biochemistry from the University of California, San Diego.

We believe that Dr. Low possesses specific attributes that qualify him to serve as a member of our Board of Directors, including the perspective and experience he brings as our Chief Science Officer and as one of our co- founders, which brings historic knowledge, scientific expertise and continuity to our Board of Directors.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for 2018, and we are asking stockholders to approve a proposal to ratify that appointment.

In deciding whether to retain Ernst & Young LLP as our independent registered public accounting firm, the Audit Committee considers whether that firm is best positioned and qualified to provide the most effective and efficient service, based on a number of factors, including, but not limited to:

•	the quality of the Audit Committee’s ongoing discussions with the firm;
•	the firm’s familiarity with our business, personnel, culture, accounting systems and risk profile;
•	the firm’s independence;
•	management’s perceptions of the firm’s industry experience and past performance;
•	external data relating to the firm’s audit quality and performance, Public Company Accounting Oversight Board reports and peer firms; and
•	the appropriateness of the firm’s fees.

The Audit Committee approves all audits and permissible non-audit services to be provided to the company by Ernst & Young LLP prior to commencement of services and has delegated to the Chairman of the Audit Committee the authority to approve specific services up to specified individual and aggregate fee amounts. These approval decisions are presented to the full Audit Committee at the next scheduled meeting after such approvals are made.

The company has incurred fees as shown below for services from Ernst & Young LLP. Ernst & Young LLP has advised us that it has billed or will bill the company the below indicated amounts for the following categories of services for the years ended December 31, 2017 and 2016, respectively:

	2017	2016
Audit Fees(1)	$602,000	$515,000
Audit-Related Fees	—	—
Tax Fees(2)	$129,353	$47,752
All Other Fees	—	—

(1)

Includes fees for services rendered for the annual audits for the years ended December 31, 2017 and 2016, reviews of the quarterly financial statements and issuance of consent and comfort letters in connection with filing registration statements.

(2)	In 2016 and 2017, includes fees related to federal, state and international compliance and general and international tax consultations.

We expect that representatives of Ernst & Young LLP will be present at the meeting and will be available to respond to appropriate questions. They will also have an opportunity to make a statement if they desire to do so.

If the holders of a majority of voting shares voting on this matter do not ratify the selection, the Audit Committee will reconsider its choice taking into consideration the views of the stockholders and may, but will not be required to, appoint a different independent registered public accounting firm.

The Board of Directors Recommends that Stockholders Vote FOR Ratification of the
Appointment of Ernst &Young LLP as our Independent Registered Public Accounting Firm for 2018.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is responsible for monitoring the integrity of the company’s financial statements, the qualifications, performance and independence of the company’s independent registered public accounting firm and the company’s compliance with legal and regulatory requirements. We have the sole authority to appoint or replace the company’s independent registered public accounting firm. The committee operates under a written charter adopted by the Board. The committee currently has four members. The Board has determined that each committee member is independent under the standards of director independence established under our Corporate Governance Principles, the Nasdaq listing standards and applicable securities laws, and that each member is an audit committee financial expert, as defined under the rules of the Securities and Exchange Commission.

Management is responsible for the financial reporting process, including the system of internal control over financial reporting, and for the preparation of financial statements in accordance with accounting principles generally accepted in the United States. The company’s independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion on the financial statements and the effectiveness of internal control over financial reporting. Our responsibility is to oversee and review the financial reporting process and to review and discuss reports related to internal control over financial reporting. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to the independence of the independent registered public accounting firm. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.

We held four meetings during 2017. The meetings were designed, among other things, to facilitate and encourage communication among the committee, management and the independent registered public accounting firm, Ernst & Young LLP.

We discussed with Ernst & Young LLP the overall scope and plans for their respective audits. We met with Ernst & Young LLP, with and without management present, to discuss the results of their examinations.

We discussed with management the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, particularly related to the company’s compliance with the Sarbanes-Oxley Act.

We reviewed and discussed the audited financial statements for the year ended December 31, 2017 with management and Ernst & Young LLP. We reviewed Ernst & Young LLP’s report on the company’s financial statements which indicated that the financial statements present fairly, in all material respects, the company’s financial position and results of operations and cash flows in conformity with accounting principles generally accepted in the United States. We also reviewed and discussed with management and Ernst & Young LLP the management’s report and Ernst & Young LLP’s report on the effectiveness of the company’s internal control over financial reporting. We also discussed with management and Ernst & Young LLP the process used to support certifications by the company’s Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission to accompany the company’s periodic filings with the Securities and Exchange Commission.

We also discussed with Ernst & Young LLP matters required to be discussed by their professional standards, including, among other things, matters related to the conduct of the audit of the company’s financial statements and the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board.

We also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with us concerning independence, and we discussed with Ernst & Young LLP the independence of that firm.

When considering Ernst & Young LLP’s independence, we considered if services they provided to the company beyond those rendered in connection with their audit of the company’s financial statements and reviews of the company’s quarterly unaudited financial statements were compatible with maintaining their independence. We concluded that the provision of such services by Ernst & Young LLP has not jeopardized Ernst & Young LLP’s independence.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board that the company’s audited financial statements for the year ended December 31, 2017 be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission. The Committee has also selected Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2018 and will present an advisory proposal to the stockholders at the meeting to ratify the selection.

The Audit Committee:

Keith E. Brauer, Chairman
John C. Aplin, Ph.D.
Fred A. Middleton

Patrick Machado was elected to the Board, and appointed to the Audit Committee, effective February 27, 2018, subsequent to the issuance of the Report of the Audit Committee, and did not participate in the reviews, meetings and discussions referenced therein.

PROPOSAL 3 — ADVISORY STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

The third proposal to be considered at the 2018 annual meeting is the advisory vote to approve the compensation paid to our named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (which disclosures include the Compensation Discussion and Analysis, the compensation tables and the narrative discussion following the compensation tables). This advisory vote is generally referred to as a “say-on-pay vote.”  In accordance with the results of the advisory vote held in 2017 on the frequency of future say-on-pay votes, and consistent with the recommendation of the Board, we are now conducting say-on-pay votes every year.

Our goal for our executive compensation program is to motivate and retain qualified employees in a way that establishes an appropriate relationship between executive pay and the creation of stockholder value on a long-term basis. We believe that our executive compensation program accomplishes this goal.

The Compensation Discussion and Analysis beginning on page 23 of this proxy statement describes our executive compensation program and the decisions made by the Compensation Committee during 2017 in more detail.

Accordingly, we recommend that our stockholders vote “For” the following resolution at the annual meeting:

“Resolved, that the compensation of the company’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion, is approved.”

As an advisory vote, this proposal will not be binding upon the Board of Directors or us. However, we expect that the Compensation Committee, which is responsible for designing and administering our executive compensation program, will consider the outcome of the vote when making future compensation decisions for named executive officers.

The Board of Directors Recommends that Stockholders Vote “For” the Advisory Proposal

Approving the Compensation of our Named Executive Officers as Disclosed in this Proxy Statement.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee consists of the three directors named below, each of whom meets the independence standards of the company’s Corporate Governance Principles, the Nasdaq listing standards and applicable securities laws.

The committee has the authority to engage its own advisers to assist it in carrying out its responsibilities. The Compensation Committee used Radford, an Aon Hewitt Consulting Company, or Radford, as its consultant during 2017. The consultant reports to the Compensation Committee directly and interacts with management, as necessary. The committee has determined that the work performed by Radford in 2017 did not raise any conflicts of interest.

The committee held five meetings during 2017. The meetings were designed, among other things, to facilitate and encourage free and frank discussion between committee members and the consultant as well as extensive communication among committee members, executive management and other company personnel involved in executive compensation matters.

The committee reviewed and discussed with management the Compensation Discussion and Analysis that immediately follows this report. Based on its review and these discussions with management, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2017, and proxy statement for the 2018 annual meeting of stockholders.

The Compensation Committee:

Peter D. Meldrum, Chairman
Colin Goddard, Ph.D.
Marc D. Kozin

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The following discussion and analysis is intended to supplement the more detailed information concerning executive compensation that appears in the rest of this section and in the compensation tables and accompanying narrative which follow this section. Our goal is to provide an understanding of our compensation practices and the decisions that affected the compensation payable for 2017 to our executive officers, including the individual who served as our President and Chief Executive Officer during 2017 (Michael A. Sherman), the individuals who served as our Chief Financial Officer during 2017 (Michael A. Sherman until the hiring of Michael T. Andriole on February 20, 2017) and the other executive officers named in the Summary Compensation Table (Alison A. Armour, Christopher P. Leamon and Katherine K. Parker), whom we refer to in this discussion as the named executive officers, or NEOs. This discussion and analysis provides information regarding those NEOs to the extent it applies based on their status with our company at the applicable time.

The Compensation Committee of our Board of Directors, referred to in this section as the committee, plays a key role in designing and administering our executive compensation program. All principal elements of compensation paid to our executive officers are subject to approval by the committee. The Compensation Committee Report immediately precedes this discussion.

During 2017, management made a series of pivotal decisions designed to maximize long-term stockholder value. These included taking actions to stop development of programs that failed to meet defined efficacy hurdles, quickly implementing a restructuring of  the organization to conserve resources, and by aggressively seeking to acquire or license external assets. Details of these key actions are below:

•

the company entered into a collaboration with Seattle Children’s Research Institute and Dr. Michael Jensen for the accelerated development of the company’s chimeric antigen receptor T-cell (CAR T-cell) therapy program;

•	after stopping enrollment in the phase 1b trial of EC1456, reduced the company’s workforce by approximately 40% in June 2017; and
•

the company entered into a Development and License Agreement, or the License Agreement, with ABX advanced biochemical compounds – Biomedizinische Forschungsreagenzien GmbH, or ABX, pursuant to which the company acquired exclusive worldwide rights to develop and commercialize PSMA‑617 agents, including the drug candidate known as 177Lu-PSMA‑617, a radioligand therapeutic.

The result of these actions was to re-focus the company’s strategy on the development of  177Lu-PSMA-617 in prostate cancer and to generate proof-of-concept data for its CAR T-cell therapy program.

Advisory Votes on Compensation

In accordance with the results of the say-on-pay frequency vote held at the 2011 annual meeting, we  conducted say-on-pay votes every three years until the 2017 annual meeting.  Another say-on-pay frequency vote was held at the 2017 annual meeting, and based on the advisory vote results on the frequency of future say-on-pay votes at that meeting, and consistent with the recommendation of the Board, the Board has determined that we will hold a stockholder advisory say-on-pay vote every year until the next required vote on the frequency, which will be held at the 2023 annual meeting.

Approximately 98% of the votes cast were cast in favor of the advisory say-on-pay vote at the 2017 annual meeting. As a result of the high level of support in 2017, the committee did not make significant changes to our executive compensation programs and policies for 2018. The committee intends to continue to monitor stockholder concerns, including the results of the say-on-pay votes, in making future decisions affecting the compensation of the NEOs.

Compensation Philosophy

Our executive compensation program seeks to attract and retain our senior executives while aligning their long-term incentives with that of our stockholders. Through our annual goal-setting process, organizational objectives are established for our company and employees, including the NEOs. We evaluate and reward our NEOs through compensation programs designed to motivate achievement of our annual corporate objectives.  The main elements of our NEO compensation program are:

•	base salary;
•	short-term incentives through our cash bonus program;
•	long-term incentives through equity awards; and
•	broad-based employee benefits.

The committee believes that each of these compensation components is necessary to help us attract and retain the executive talent on which we depend. We target cash and equity compensation at a competitive level relative to our peers to reward both near term execution and long term value creation for stockholders.

Compensation Decision Process

Role of Committee

All compensation decisions affecting our executive officers, including the NEOs, are solely determined by the committee.

Role of Management

Our Chief Executive Officer, or CEO, and our Vice President of Human Resources typically attend meetings of the committee, except for executive sessions. However, in some instances, the committee may request the attendance of the Vice President of Human Resources in a separate executive session to provide perspective regarding officer performance. At the request of the committee, our CEO provides his assessment of the performance of our NEOs, other than himself. Our CEO also takes an active part in the discussions of the committee at which the compensation of NEOs other than himself is discussed. The committee may agree with our CEO’s recommendations or may reach a different conclusion as to the compensation of such NEOs. Our CEO oversees major operational, financial, and human resources aspects of the company, including officer compensation practices. He substantially contributes to the committee’s consideration of the overall design and function of our compensation system. The Vice President of Human Resources oversees the human resources function at our company and contributes to the committee’s consideration of the design and function of our compensation practices overall, including those applicable to executive officers. All decisions regarding our CEO’s compensation are made by the committee in executive closed sessions outside of his presence.

Role of Compensation Consultant

The committee has the authority to engage its own advisers to assist it in carrying out its responsibilities. The committee has engaged Radford as its consultant. The consultant reports directly to the committee and interacts with management, as necessary. For 2017, Radford provided the committee with market data derived from surveys and the peer comparator group discussed below. Radford also provides advisory services supporting the committee in developing and executing elements of compensation plans for all employees.

The committee considered various factors to help it determine whether Radford’s work has raised any conflicts of interest. One of those factors related to the amount of fees paid by us to Radford, a division of Aon Hewitt Consulting Company, during 2017.  In 2017, we paid Radford $58,125 for professional fees for committee support and $93,397 in net commission fees for Aon Risk Services, which included advisory services related to the procurement of various forms of insurance. The decision to engage another division of AON in non-compensation services was reviewed by the committee, and the committee determined that the work performed by Radford in 2017 did not raise any conflicts of interest.

Market Competitive Data

In order to attract and retain NEOs by offering market competitive compensation packages, the committee benchmarks NEO compensation against that paid to NEOs of comparator companies of similar size. Although the committee does not rely solely on benchmarking to determine any element of compensation or overall compensation, the committee does believe that compensation data are important to the competitive positioning of the company’s compensation levels.

The companies used for the comparisons vary from time to time. For 2017 compensation determinations, the committee reviewed, with the assistance of Radford, the competitive pay levels and compensation practices of a group of peer companies, as disclosed pursuant to such companies’ publicly filed compensation data. The peer group for 2017 compensation assessments were determined using the following criteria:

•	U.S. companies operating primarily in the biopharmaceutical industry that are similarly situated in terms of stage of development and our forecasted financial profile; and
•	sufficient room for growth without over- or under-extending relative to our selected peer group.

The peer group utilized in connection with 2017 compensation determinations consisted of:

Agenus Inc.	Karyopharm Therapeutics Inc.
Caladrius Biosciences, Inc.	Mirati Therapeutics, Inc.
Catabasis Pharmaceuticals, Inc.	OncoMed Pharmaceuticals, Inc.
Cerulean Pharma Inc. (now Dare Bioscience, Inc.) ChemoCentryx, Inc.	Peregrine Pharmaceuticals, Inc. (now Avid Bioservices, Inc.) Rigel Pharmaceuticals, Inc.
Curis, Inc.	Threshold Pharmaceuticals, Inc. (now
Cytokinetics, Incorporated	Molecular Templates, Inc.)
Geron Corporation GlycoMimetics, Inc.	Trevena, Inc. Verastem, Inc.
Idera Pharmaceuticals, Inc.	XOMA Corporation
Immunomedics, Inc.

In addition to the public proxy data for the peer group companies, Radford gathered competitive market data from the Radford 2016 Global Life Sciences Survey with respect to public biopharmaceutical companies with between 30 and 250 employees and $50 million to $400 million in market value, as well as the companies from our peer group that participated in that survey. To arrive at competitive market compensation for comparator purposes, Radford blended survey data using a special cut specific to our peer group companies that participated, and a broader survey cut, where possible. The survey composite was then blended with the public proxy data for the peer group companies to form a market composite. Radford also aged all cash compensation data by a 3% annual rate to reflect prevailing life sciences merit budgeting.

The committee utilized this data to assess whether our executive compensation falls within a competitive range against industry norms. Generally, for 2017 NEO compensation, the committee targeted base salary, cash bonus opportunities, and equity award opportunities at the 50th percentile of the comparator data. The aggregate 2017 target total cash compensation (base salary and target cash bonus for 2017) for all of the NEOs was approximately at the 50th percentile of the comparator data.

Performance-Driven Compensation

The committee emphasizes performance in annually reviewing and setting our NEOs’ base salary, bonuses and equity awards. This emphasis on performance with respect to a substantial portion of compensation is intended to motivate our NEOs to pursue our business objectives, reward them for achievement of these objectives and align their interests with those of our stockholders.

Our annual bonus program provides participants, including NEOs, with opportunities to earn cash bonuses that relate to specific goals for company and individual performance. Bonuses are paid in the following year after the committee determines the payouts to the participants. We also use equity awards to align NEOs’ incentives with the interests of stockholders. A mix of stock options and restricted stock units, or RSUs, are granted as equity awards Stock options only have value to the extent our stock price improves over the term of the options. The value of RSUs to a grantee will depend on our stock price at the time the RSUs vest.

Elements of Executive Compensation

Base Salary

We provide base salaries to our NEOs and other employees to compensate them for services rendered on a day-to-day basis during the year. Generally, the base salary element of compensation is used to recognize the experience, skills, knowledge and responsibilities required of each NEO and over time reflects an NEO’s overall sustained performance and contributions to our business. The reviews of NEO base salary levels conducted by our CEO, except with respect to his own salary, and by the committee are subjective, based on their general experience with respect to setting salary levels and supplemented by survey data and assessments of the experience and performance of our NEOs. Survey and comparator group data also is used to validate that determinations fall within acceptable parameters relative to the market.

The following table sets forth information regarding the base salaries for 2017 for the NEOs, as well as the percentage increase from the prior year.

		Percentage
	2017	Increase from
Named Executive Officer	Base Salary	Prior Year
Michael A. Sherman	$440,000	10.0%
Michael T. Andriole(1)	$340,000	N/A
Alison A. Armour, M.D.	$360,706	3.0%
Christopher P. Leamon, Ph.D.	$339,900	3.0%
Katherine K. Parker	$265,533	3.0%

(1)	Mr. Andriole began employment with us on February 20, 2017.

In February 2017, the committee approved 3% merit increases for the executive officers (except for Mr. Sherman and Mr. Andriole) to align with peer company benchmarks and in consideration of our employee engagement and retention. For Mr. Sherman, the committee approved a 3% merit increase and a 7% increase to bring his base salary closer to the 50th percentile of comparator companies. Mr. Andriole was hired on February 20, 2017, and therefore did not receive a 2017 salary increase. The committee determined Mr. Andriole’s initial compensation based on an assessment of peer benchmarks for the CFO position and prior experience related to the role.

Short-Term Incentives (Cash Bonuses)

NEOs are eligible to earn annual cash bonuses that relate to goals set by the committee for company and individual performance. For the 2017 bonus program, the committee approved a target cash bonus opportunity equal to the following percentage of his or her 2017 base salary: Mr. Sherman - 60%; Mr. Andriole and Drs. Leamon and Armour - 40%; and Ms. Parker - 35%. The committee established a maximum limit, such that an executive could not receive more than 150% of his or her target bonus percentage opportunity.

For purposes of determining the cash bonuses for our NEOs related to 2017 performance, the committee established Key Results Areas, or KRAs, for each NEO, with weightings assigned to each KRA. The committee selected three KRAs that it applied to all of the NEOs with varying weights depending on each NEO’s involvement in that KRA, which were in the following areas:

•	generate quality proof of concept clinical data supporting the advancement of lead drugs, EC1169 and EC1456, to the next phase;
•	advance CAR-T to collaboration with credible partner; and
•	diversification beyond two lead assets.

In addition to the aforementioned KRAs applicable to each NEO, the committee established additional KRAs in their functional areas which applied to certain individual NEOs, some of which were updated to be relevant following the company’s change in strategic direction, as follows:

•	for Dr. Armour:
o	execution of research to gain insight into reasons behind failure of EC1169 and EC1456 to achieve efficacy hurdles; and
o	expansion of relationships with key opinion leaders in the field of prostate cancer;

•	for Dr. Leamon:
o	execution of research to gain insight into reasons behind failure of EC1169 and EC1456 to achieve efficacy hurdles; and
•	for Ms. Parker:
o	support for effective execution of restructuring; and
o	provide leadership guidance and coaching.

In February 2018, the committee reviewed the 2017 performance of the NEOs and made a determination of the extent to which the 2017 KRAs were accomplished by the NEOs. The committee assigned a score to each 2017 KRA for each NEO, based on the extent to which the committee determined the KRA was accomplished. The assigned score was multiplied by the weight associated with that 2017 KRA for each NEO, resulting in a weighted number for each 2017 KRA. The weighted number for all of the 2017 KRAs for each NEO were added together, resulting in a total score for each NEO.

The committee then applied the total score of each NEO to his or her target cash bonus opportunity to arrive at the cash bonus payout for that NEO. The following table indicates the total KRA score, bonus amount and corresponding percentage of base salary, related to 2017 performance that was paid to each NEO:

	Total KRA	Bonus	% of 2017
Named Executive Officer	Score(1)	$	Salary
Michael A. Sherman	0.93	$242,945	55.8%
Michael T. Andriole(2)	1.50	$172,615	60.0%
Alison A. Armour, M.D.	1.00	$143,798	40.0%
Christopher P. Leamon, Ph.D.	0.94	$127,373	37.6%
Katherine K. Parker	0.96	$88,919	33.6%

(1)

Below target scores were driven by the failure to generate proof of concept data for ECI456 and EC1169, partially offset by above target performance related to diversifying beyond these previous lead assets and advancement of the CAR T-cell program through collaboration.

(2)	Mr. Andriole’s results reflect a partial year of employment and were disproportionately weighted to identifying strategic alternatives.

For 2018, the committee identified individual KRAs for each NEO. When considered in aggregate, the following KRAs carried the most weight across the executive team and are considered to best align with stockholder interests:

•	regulatory alignment for 177Lu-PSMA-617 development strategy;
•	execution of phase 3 VISION trial of 177Lu-PSMA-617 in prostate cancer;
•	execution of CAR T-cell clinical plan;
•	financing secured for execution of development strategy; and
•	share price performance exceeding Nasdaq biotechnology index by specified amounts.

The actual score for each KRA will be determined by the extent to which actual results meet, exceed or fall short of each KRA.

In addition, in connection with the hiring of Mr. Andriole in February 2017, the committee approved a payment to him of a $75,000 cash sign-on bonus.

Long-Term Incentives (Equity Awards)

We believe that strong corporate performance over the long term is achieved with a corporate culture that encourages a long-term focus by our NEOs through the use of equity awards, the value of which depends on our stock performance. We use equity awards to provide certain of our employees, including our NEOs, with incentives to align those employees’ interests with the interests of our stockholders and to enable them to participate in the long-term appreciation of our stockholder value. Additionally, equity awards provide an important retention tool for key employees, as the awards generally are subject to vesting over an extended period of time based on continued service with us.

Typically, we have granted equity awards annually at the beginning of each year based primarily on corporate performance as a whole during the preceding year. In 2017, we granted annual equity awards in February. In addition, we may grant equity awards upon the occurrence of certain events during the year, for example, upon an employee’s hire, promotion or achievement of a significant business objective. In February 2017, we granted equity awards to Mr. Andriole upon his hiring as our Chief Financial Officer. The number of stock options and RSUs granted by the committee to Mr. Andriole was based on a review, in consultation with Radford, of comparator data for at-hire equity grants to chief financial officers. In addition, in October 2017, we made a special grant of RSUs to the company’s employees, including the NEOs, in recognition of the efforts and results related to the company’s new strategic focus and the entering into of the License Agreement.

All 2017 equity awards were made under our 2010 Equity Incentive Plan, or EIP. The EIP permits the grant of incentive stock options to our employees and the grant of nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants.

The EIP is administered by the committee, which has the authority to determine who among the eligible participants will receive awards and the terms of those awards, to prescribe rules and to construe and interpret the EIP and awards granted under the EIP.

The annual equity awards granted in February 2017 were designed to provide an aggregate compensation comparable to or competitive with the peer group annual equity market value. The committee granted 75% of the value of the equity awards to Mr. Sherman in the form of stock options and 25% in the form of RSUs. For all other NEOs, the committee granted 50% of the value of the equity awards in the form of stock options and 50% in the form of RSUs. In an effort to reduce stockholder dilution and be consistent with industry trends and peer group benchmarks, the committee decided to grant equity-based compensation in a combination of stock options and RSUs.

The committee made the following stock option and RSU awards to the NEOs under the EIP in 2017. Each option grant has a term of ten years, and each option and RSU grant vests in four equal annual installments, subject to maintaining continued service, with the exception of the RSUs granted on October 4, 2017 which vest in two equal annual installments, subject to maintaining continued service.

	2017 Option Grants	2017 RSU Grants(1)
Named Executive Officer	(Number of Shares)	(Number of RSUs)
Michael A. Sherman	187,500	156,250
Michael T. Andriole(2)	100,000	125,000
Alison A. Armour, M.D.	40,000	60,000
Christopher P. Leamon, Ph.D.	35,000	57,500
Katherine K. Parker	25,000	42,500

(1)

The RSU awards include the special RSU grant on October 4, 2017 of the following number of RSUs: Mr. Sherman – 125,000, Mr. Andriole – 75,000, Dr. Armour – 40,000, Dr. Leamon – 40,000 and Ms. Parker – 30,000.

(2)	The awards shown for Mr. Andriole consist of at hire grants (100,000 stock options and 50,000 RSUs) and the special RSU grant on October 4, 2017.

The grant date fair value of the stock option and RSU grants are included in the Summary Compensation Table on page 31 and the Grants of Plan-Based Awards in 2017 table on page 32.

Broad-Based Employee Benefits

Our NEOs are eligible to participate in the same group insurance and employee benefit plans as our other salaried employees. We provide employee benefits to all eligible employees, including our NEOs, which our Board of Directors and the committee believe are reasonable and consistent with its overall compensation objective to better enable us to attract and retain employees. These benefits include medical, dental, vision, and disability benefits and life insurance. We do not provide special plans or programs for our NEOs.

We sponsor a 401(k) tax-qualified retirement savings plan pursuant to which employees are entitled to participate. Employees can make contributions to the plan on a before-tax basis to the maximum amount prescribed by the U.S.

Internal Revenue Service. In January 2014, we began providing matching contributions of 50% of the amount contributed by an employee, up to 6% of the employee’s salary that he or she contributes to the plan. Other than this plan, we do not maintain any other deferred savings plans in which our NEOs participate. We do not maintain or provide any defined benefit plans for our employees.

We implemented the 2010 Employee Stock Purchase Plan, or the ESPP, effective as of January 1, 2014. The ESPP is intended to comply with Section 423 of the Internal Revenue Code of 1986, as amended, or the Code, and to provide employees with an opportunity to acquire a stock ownership interest in us. The ESPP is administered by the committee, which has complete discretion to interpret and administer the ESPP, including the terms of each offering that permits purchases of our common stock. In 2017, participants purchased 55,612 shares of common stock under the ESPP. As of January 1, 2018, 769,542 shares of our common stock were available for issuance and purchase by our employees.

Change in Control and Severance Benefits

The committee considers maintaining a stable and effective management team to be essential to maximizing stockholder value. We have entered into change in control and severance arrangements with certain key executives, including our NEOs, that provide additional benefits in the event of a change in control. For more detail on the change in control and severance agreements, see “— Estimated Post-Employment Payments Under Alternative Termination Scenarios.”

Executive Stock Ownership Guidelines

In February 2018, our Board of Directors adopted Stock Ownership Guidelines, or the Guidelines, applicable to our directors and executive officers. For a description of the provisions of the Guidelines applicable to our directors, see “Non-Employee Director Compensation.”

Under the Guidelines, our Chief Executive Officer is expected to own shares of our common stock with a value at least equal to three times his annual base salary, and our other executive officers are expected to own shares of our common stock with a value at least equal to one time their annual base salaries. Shares owned directly and indirectly count toward the ownership level under the Guidelines, but shares subject to unvested RSUs and unvested or unexercised stock options do not count toward the ownership level under the Guidelines.

The applicable ownership level is to be achieved by our executive officers within five years of the effective date of the Guidelines, which was February 7, 2018, or within five years of first appointment to that position, whichever is later. Until an executive officer has achieved the applicable ownership level, he or she must retain at least 50% of the “net profit shares” acquired through stock option exercises and the settlement of RSUs. “Net profit shares” refers to that portion of the number of shares subject to the exercise or settlement of an award that the officer would receive had he or she authorized us to withhold shares otherwise deliverable in order to satisfy any applicable exercise price or withholding taxes. The committee oversees compliance with the Guidelines.

Clawback Policy

Pursuant to our Policy on Cash Incentive Repayment, or Clawback Policy, our executive officers are required to repay to us the amount of any annual cash incentive compensation that he or she receives to the extent that:

•	the amount of such payment was based on the achievement of certain financial results that were subsequently the subject of a restatement that occurs within 12 months of such payment;
•	the executive officer had engaged in theft, dishonesty or intentional falsification of our documents or records that resulted in the obligation to restate our financial results; and
•	a lower annual cash incentive would have been paid to the executive officer based upon the restated financial results.

Prohibition on Pledging and Hedging

Under the terms of our Insider Trading Policy, our executive officers and directors are prohibited from engaging in hedging or similar transactions designed to decrease the risks associated with holding our stock, including transactions in publicly-traded options, such as puts and calls, collars, prepaid variable forward contracts, equity swaps, exchange funds, and other derivative securities, other hedging or similar transactions, short sales and holding shares in a margin account.

Our Insider Trading Policy also prohibits our executive officers and directors from pledging our stock as collateral for loans.

Tax and Accounting Considerations

We have not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive officer or director might pay pursuant to Section 280G or Section 409A of the Code. Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our company that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax.

Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A.

Section 162(m) of the Code as in effect prior to the enactment of tax reform legislation in December 2017 limited the allowable deduction for compensation paid or accrued with respect to “covered employees,” consisting of the chief executive officer and each of the three other most highly compensated executive officers (other than the chief financial officer), of a publicly held corporation to no more than $1,000,000 per year, other than compensation that met the requirements of Section 162(m) for performance-based compensation. Additionally, under a special Code Section 162(m) exception, any compensation paid by us pursuant to a compensation plan in existence before February 9, 2011, the date we closed our initial public offering, was not subject to the $1,000,000 limitation until our 2015 annual meeting of stockholders. Because the EIP was not presented to stockholders at the 2015 annual meeting for approval, grants made under the EIP after that meeting date did not satisfy the performance-based exception to Section 162(m). As a result, any taxable compensation attributable to those later awards counted against the $1,000,000 annual limit on deductibility.

Recent tax reform legislation retained the $1,000,000 deduction limit, but repealed the performance-based compensation exemption from the deduction limit and expanded the definition of “covered employees,” effective for taxable years after December 31, 2017. “Covered employees” will now also include any person who served as chief executive officer or chief financial officer at any time during a taxable year, as well as any person who was ever identified as a “covered employee” in 2017 or any subsequent year. Consequently, compensation paid in 2018 and later years to our named executive officers in excess of $1,000,000 will not be deductible. However, at December 31, 2017, we had net operating loss carryforwards for federal income taxes totaling approximately $247.5 million. These loss carryforwards defer the impact of any tax return deduction that we might lose under Section 162(m) for one or more of the carryforward years. Although the committee cannot predict how the deductibility limit may impact our compensation program in future years, the committee believes that the potential deductibility of compensation payable to our executives should be only one of a number of relevant factors taken into consideration. The committee intends to maintain an approach to executive compensation that strongly links pay to performance.

ASSESSMENT OF COMPENSATION-RELATED RISKS

We believe that our compensation policies and practices are designed to encourage our employees to act in the long-term best interests of the company and are not reasonably likely to have a material adverse effect on our business. We believe that the following factors reduce the likelihood that our employees would be encouraged to take excessive risks:

•	We maintain our overall compensation at levels that are competitive with our peers.
•

Our compensation mix is designed in part to reward long-term performance and is balanced among fixed cash components, incentives that reward improvements in company and individual performance, and long- term incentive opportunities.

•	Our annual cash bonuses have been based on the achievement of several different performance measures.
•

Our option and RSU awards generally have vesting periods of two to four years, which encourages our employees to focus on sustaining our long-term interests. The equity grants are also made annually, so employees always have unvested awards that could decrease in value if our business is not managed for the long term.

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation of the individual who served as our principal executive officer in 2017, the individuals who served as our principal financial officer in 2017, and each of the next three most highly compensated executive officers who were serving as executive officers at the end of 2017. We refer to these persons as our named executive officers, or NEOs.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Michael A. Sherman(6)	2017	435,385	—	830,000	312,319	242,945	8,940	1,829,589
President and	2016	372,481	—	82,513	391,317	164,711	8,790	1,019,812
Chief Executive Officer and Former Chief Financial Officer	2015	333,563	—	73,313	359,663	167,916	8,790	943,245
Michael T. Andriole(7)	2017	287,692	75,000	568,500	170,870	172,615	8,811	1,283,488
Chief Financial Officer
Alison A. Armour, M.D.(8)	2017	359,494	—	287,200	66,628	143,798	8,940	866,060
Chief Medical Officer	2016	349,023	—	31,800	151,770	102,892	8,790	644,275
Christopher P. Leamon, Ph.D.	2017	338,758	—	281,800	58,300	127,373	8,940	815,171
Vice President of Research	2016	328,891	—	27,825	132,799	111,363	8,790	609,668
	2015	297,675	—	44,625	218,925	124,220	8,790	694,235
Katherine K. Parker	2017	264,640	—	210,000	41,643	88,919	8,779	613,981
Vice President of Human Resources	2016	256,932	—	19,875	94,856	81,756	8,548	461,967
	2015	249,126	—	51,000	250,200	92,426	8,314	651,066

(1) The amount for Mr. Andriole in 2017 represents a cash bonus that he received pursuant to the terms of his hiring.

(2) Amounts shown represent the aggregate grant date fair value, computed in accordance with ASC 718, of awards of RSUs granted to the NEOs in the year indicated. The amounts ultimately realized by the NEOs from the RSU awards will depend on the price of our common stock in the future and may differ significantly from the values shown. In accordance with ASC 718, the stock awards column does not include any amount relating to the PRSU awards made in 2011 due to the performance conditions were not met during any of the years indicated. The PRSU awards were cancelled and forfeited without vesting on May 26, 2016.

(3) The amounts in this column represent the aggregate grant date fair value of the option awards and are computed in accordance with ASC 718. See Note 10 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, for a discussion of assumptions made in determining the grant date fair value and compensation expense of the stock options. These amounts do not correspond to the actual value, if any, that may be recognized by the executives.

(4) The amounts in this column represent the annual cash bonuses for performance in 2017, 2016 and 2015 that were paid in the following year. These amounts are reported in this column, instead of the “Bonus” column, because our executive cash bonus program provides for compensation intended to serve as incentive for performance to occur over a fiscal year, and the outcomes with respect to the relevant performance targets are substantially uncertain at the time they are established by the Compensation Committee and communicated to participants. Although the annual cash bonus awards for 2017, 2016 and 2015 performance are included in this Non-Equity Incentive Plan Compensation column, we refer to our annual cash incentive compensation as “bonus” compensation elsewhere in this proxy statement. See “— Compensation Discussion and Analysis — Elements of Executive Compensation — Short-Term Incentives (Cash Bonuses)” for a discussion of our 2017 bonus program.

(5) The amounts in in this column represent cell phone allowance and employer-sponsored 401(k) tax-qualified retirement savings plan matching contributions of 50% of the amount contributed by the employee, up to 6% of the employee’s salary that he or she contributes to the plan. The amounts of the cell phone allowance and the 401(k) matching contributions were:

			401(k)
		Cell Phone	Company
		Allowance	Matching
Name	Year	($)	($)
Michael A. Sherman	2017	840	8,100
	2016	840	7,950
	2015	840	7,950
Michael T. Andriole	2017	711	8,100
Alison A. Armour, M.D.	2017	840	8,100
	2016	840	7,950
Christopher P. Leamon, Ph.D.	2017	840	8,100
	2016	840	7,950
	2015	840	7,950
Katherine K. Parker	2017	840	7,939
	2016	840	7,708
	2015	840	7,474

(6) Mr. Sherman also served as our Chief Financial Officer until Mr. Andriole’s hiring in February 2017.

(7) Mr. Andriole was hired as our Chief Financial Officer, effective February 20, 2017.

(8) Dr. Armour was hired in July 2015. As permitted by the SEC, because 2016 was Dr. Armour’s first year as a named executive officer, the compensation paid to her prior to 2016 is not included in this table.

GRANTS OF PLAN-BASED AWARDS IN 2017

The following table presents information concerning grants of plan-based awards to each NEO during the year ended December 31, 2017.

					All Other	All Other Option		Grant Date
					Stock Awards:	Awards: Number of	Exercise or	Fair Value
		Estimated Possible Payouts			Number of	Securities	Base Price	of Stock
		Under Non-Equity Incentive			Shares of	Underlying	of Option	and Option
		Plan Awards ($)(1)			Stock or Units	Options	Awards	Awards
Name	Grant Date(2)	Threshold	Target	Maximum	(#)	(#)	($/SH)	($)(3)
Michael A. Sherman	2/2/2017	N/A	N/A	N/A	31,250	N/A	N/A	67,500
	2/2/2017	N/A	N/A	N/A	N/A	187,500	2.16	312,319
	10/4/2017	N/A	N/A	N/A	125,000	N/A	N/A	762,500
	Annual Bonus	N/A	261,231	391,846	N/A	N/A	N/A	N/A
Michael T. Andriole(4)	2/20/2017	N/A	N/A	N/A	50,000	N/A	N/A	111,000
	2/20/2017	N/A	N/A	N/A	N/A	100,000	2.22	170,870
	10/4/2017	N/A	N/A	N/A	75,000	N/A	N/A	457,500
	Annual Bonus	N/A	115,077	172,615	N/A	N/A	N/A	N/A
Alison A. Armour, M.D.	2/2/2017	N/A	N/A	N/A	20,000	N/A	N/A	43,200
	2/2/2017	N/A	N/A	N/A	N/A	40,000	2.16	66,628
	10/4/2017	N/A	N/A	N/A	40,000	N/A	N/A	244,000
	Annual Bonus	N/A	143,798	215,696	N/A	N/A	N/A	N/A
Christopher P. Leamon, Ph.D.	2/2/2017	N/A	N/A	N/A	17,500	N/A	N/A	37,800
	2/2/2017	N/A	N/A	N/A	N/A	35,000	2.16	58,300
	10/4/2017	N/A	N/A	N/A	40,000	N/A	N/A	244,000
	Annual Bonus	N/A	135,503	203,255	N/A	N/A	N/A	N/A
Katherine K. Parker	2/2/2017	N/A	N/A	N/A	12,500	N/A	N/A	27,000
	2/2/2017	N/A	N/A	N/A	N/A	25,000	2.16	41,643
	10/4/2017	N/A	N/A	N/A	30,000	N/A	N/A	183,000
	Annual Bonus	N/A	92,624	138,936	N/A	N/A	N/A	N/A

(1)

Amounts shown in this column represent the potential cash bonus payment amounts under the 2017 cash bonus program, and the actual payout amounts are reflected in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. There are no specified threshold amounts under the program and payouts can range from 0% to 150% of the target bonus percentage opportunity.

(2)	The awards with an effective grant date of February 2, 2017 and February 20, 2017 were approved by the Compensation Committee at its meeting on February 1, 2017.
(3)

Amounts shown in this column represent the grant date fair value, computed in accordance with ASC 718, of each award of RSUs and options granted to the NEOs in 2017. There were no adjustments or amendments made in 2017 to the exercise price of any option awards held by any of the NEOs, whether through amendment, cancellation or replacement grants, or any other means (such as a repricing), or that otherwise materially modified any awards.  Each of the option and RSU awards vests in four annual installments beginning on the first anniversary of the grant date, subject to maintaining continued service, with the exception of the RSU awards granted on October 4, 2017. These RSUs vest in two annual installments beginning on the first anniversary of the grant date, subject to maintaining continued service.  For a discussion of the assumptions used to value the stock options granted to the NEOs, see Note 10 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. To determine the grant date fair value of the RSU awards, we use the closing market price of a share of our common stock on the effective date of the award. The grant date fair values do not correspond to the actual value, if any, that may be recognized by the executives.

(4)	The awards made to Mr. Andriole with a grant date of February 20, 2017 consist of at hire grants.

The number of shares issuable under the EIP includes any shares subject to stock options or similar awards granted under our prior two plans that expire or terminate without having been exercised in full and unvested shares issued pursuant to awards granted under the prior plans that are forfeited to or repurchased by us, with the maximum number of shares to be added to the EIP from the prior plans equal to 2,486,910 shares. In addition, the EIP provides for annual increases in the number of shares available for issuance by an amount equal to the least of:

•	2,094,240 shares;
•	four percent of the outstanding shares of our common stock as of the last day of our immediately preceding year; or
•	such other number of shares as our Board of Directors may determine.

In November 2017, the Board approved increasing the number of shares available for issuance by 1,446,000 shares. At February 28, 2018, there were 2,861,998 shares available for issuance under the EIP.

Shares issued pursuant to awards under the EIP that we repurchase or that expire or are forfeited, as well as shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award, will become available for future grant under the EIP. In addition, to the extent that an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the EIP.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

The following table presents certain information concerning equity awards held by the named executive officers at December 31, 2017.

	Option Awards						Stock Awards
									Market
							Number of		Value of
	Number of		Number of				Shares or		Shares or
	Securities		Securities				Units of		Units of
	Underlying		Underlying		Option		Stock That		Stock That
	Unexercised		Unexercised		Exercise	Option	Have Not		Have Not
	Options (#)		Options (#)		Price	Expiration	Vested		Vested(18)
Name	Exercisable		Unexercisable		($)	Date	(#)		($)
Michael A. Sherman	5,453	(1)	—		3.06	2/12/2018
	5,330	(1)	—		2.54	3/05/2019
	10,035	(1)	—		2.54	11/12/2019
	15,706	(1)	—		3.82	2/11/2020
	60,000	(1)	—		9.05	4/14/2021
	100,000	(1)	—		3.55	2/28/2022
	70,000	(1)	—		9.86	2/19/2023
	33,750		11,250	(2)	11.11	2/06/2024
	57,500		28,750	(3)	5.10	2/04/2025
	21,562		64,688	(4)	3.18	2/04/2026
	15,000		45,000	(5)	3.68	6/16/2026
	—		187,500	(6)	2.16	2/02/2027
							1,875	(7)	8,025
							4,792	(8)	20,510
							10,782	(9)	46,147
							7,500	(10)	32,100
							31,250	(11)	133,750
							125,000	(12)	535,000
Michael T. Andriole	—		100,000	(13)	2.22	2/20/2027
							50,000	(14)	214,000
							75,000	(12)	321,000
Alison A. Armour, M.D.	30,000		30,000	(15)	5.16	7/31/2025
	15,000		45,000	(4)	3.18	2/04/2026
	—		40,000	(6)	2.16	2/02/2027
							10,000	(16)	42,800
							7,500	(10)	32,100
							20,000	(11)	85,600
							40,000	(12)	171,200
Christopher P. Leamon, Ph.D.	37,366	(1)	—		2.54	3/5/2019
	26,177	(1)	—		3.82	2/11/2020
	13,089	(1)	—		7.49	3/11/2021
	50,000	(1)	—		9.05	4/14/2021
	80,000	(1)	—		3.55	2/28/2022
	70,000	(1)	—		9.86	2/19/2023
	33,750		11,250	(2)	11.11	2/6/2024
	35,000		17,500	(3)	5.10	2/4/2025
	13,125		39,375	(4)	3.18	2/04/2026
	—		35,000	(6)	2.16	2/02/2027
							1,875	(7)	8,025
							2,917	(8)	12,485
							6,563	(9)	28,090
							17,500	(11)	74,900
							40,000	(12)	171,200
Katherine K. Parker	14,250		4,750	(17)	11.47	1/5/2024
	40,000		20,000	(3)	5.10	2/4/2025
	9,375		28,125	(4)	3.18	2/4/2026
	—		25,000	(6)	2.16	2/02/2027
							3,333	(8)	14,265
							4,688	(9)	20,065
							12,500	(11)	53,500
							30,000	(12)	128,400

(1)	The option is fully vested and immediately exercisable.
(2)	These shares subject to the option fully vested on February 6, 2018.
(3)	These shares subject to the option vested on February 4, 2018.

(4)	These shares subject to the option vest in three annual equal installments beginning February 4, 2018.
(5)	These shares subject to the option vest in three equal installments beginning June 16, 2018.
(6)	These shares subject to the option vest in four equal annual installments beginning February 2, 2018.
(7)	Represents the unvested portion of the original RSU grant. These remaining RSUs vested on February 6, 2018.
(8)	Represents the unvested portion of the original RSU grant. These remaining RSUs vested on February 4, 2018.
(9)

Represents the unvested portion of the original RSU grant. One fourth of this grant vested on February 4, 2017 and these remaining RSUs vest in three equal annual installments beginning February 4, 2018.

(10)	Represents the unvested portion of the original RSU grant. One fourth of this grant vested on June 16, 2017 and these remaining RSUs vest in three equal annual installments beginning June 16, 2018.
(11)	RSUs that vest in four equal annual installments beginning February 2, 2018.
(12)	RSUs that vest in two equal annual installments beginning October 4, 2018.
(13)	These shares subject to the option vest in four equal annual installments beginning February 20, 2018.
(14)	RSUs that vest in four equal annual installments beginning February 20, 2018.
(15)	These shares subject to the option vest in two remaining equal annual installments beginning July 31, 2018.
(16)	Represents the unvested portion of the original RSU grant. These remaining RSUs vest in two equal annual installments beginning July 31, 2018.
(17)	These shares subject to the option vest on January 5, 2018.
(18)	These amounts are calculated by multiplying $4.28, the closing price of our common stock on December 29, 2017, by the applicable number of shares or units.

OPTION EXERCISES AND STOCK VESTED IN 2017

The following table sets forth information regarding options exercised by our NEOs during 2017, and RSUs held by our NEOs that vested during 2017.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)
Michael A. Sherman	44,285	19,928	12,759	26,165
Michael T. Andriole	—	—	—	—
Alison A. Armour, M.D.	—	—	7,500	12,550
Christopher P. Leamon, Ph.D.	26,178	53,927	6,978	15,212
Katherine K. Parker	—	—	4,895	10,671

(1)

Value realized on exercise is calculated on the basis of the amount by which the closing price of our common stock on The Nasdaq Stock Market on the date of exercise exceeded the exercise price of the option, multiplied by the number of shares exercised under the option.

(2)	Value realized on vesting is calculated by multiplying the number of shares vesting by the closing price of our common stock on The Nasdaq Stock Market on the date of vesting.

OTHER 2017 COMPENSATION INFORMATION

Pensions

During 2017, we did not maintain any plan providing for payments or other benefits at, following, or in connection with retirement.

Nonqualified Deferred Compensation

There were no nonqualified defined contributions or other deferred compensation plans for any NEO in existence during 2017.

Employment Agreements and Change in Control Arrangements

We do not currently have employment agreements with any of our NEOs, only Change in Control and Severance Agreements which are described in the following section.

ESTIMATED POST-EMPLOYMENT PAYMENTS
UNDER ALTERNATIVE TERMINATION SCENARIOS

The following summaries of the plans and agreements we have with our NEOs provide information regarding the payments and other benefits available to our NEOs upon the termination of their employment under various circumstances and a possible change in control of our company.

Change in Control and Severance Agreements

We have entered into Change in Control and Severance Agreements with each of Mr. Sherman, Mr. Andriole, Dr. Armour, Dr. Leamon and Ms. Parker.

The agreements provide that if the NEO’s employment is terminated by us without Cause (as defined below), or if he or she resigns for Good Reason (as defined below), prior to a Change in Control (as defined below) or after 12 months following a Change in Control, he or she will be entitled to:

•	a lump sum severance payment equal to 75% (100% for Mr. Sherman) of his or her then-current base salary;
•

a monthly payment equal to 140% of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) continuation coverage amount for continued coverage under the Company’s medical and dental plans for the NEO and/or his or her covered dependents for nine months (12 months for Mr. Sherman) or, if earlier, until he or she becomes eligible for group health insurance coverage with a new employer; and

•	unvested equity awards that would have vested in the following nine months (12 months for Mr. Sherman) will immediately vest.

If the NEO is terminated by the Company without Cause, or if he or she resigns for Good Reason, within 12 months following a Change in Control (a double trigger circumstance), he or she will be entitled to:

•

a lump sum severance payment equal to the following percentage of his or her then-current base salary, as in effect immediately prior to the Change in Control or his or her termination, whichever is greater: (i) for Mr. Sherman, 200%; (ii) for Mr. Andriole and Drs. Armour and Leamon, 150%; and (iii) for Ms. Parker, 100%;

•

a lump sum severance payment equal to the following percentage of his or her target bonus for the year of termination or, if greater, for the year during which the Change in Control occurs: (i) for Mr. Sherman, 200%; (ii) for Mr. Andriole and Drs. Armour and Leamon, 150%; and (iii) for Ms. Parker, 100%;

•

a monthly payment equal to 140% of the COBRA continuation coverage amount for continued coverage under the Company’s medical and dental plans for the NEO and/or his or her covered dependents for the following period or, if earlier, until he or she becomes eligible for group health insurance coverage with a new employer: (i) for Mr. Sherman, 24 months; (ii) for Mr. Andriole and Drs. Armour and Leamon, 18 months; and (iii) for Ms. Parker, 12 months; and

•	100% of his or her unvested equity awards will immediately vest.

The foregoing severance benefits will be subject to the NEO providing us with an executed release of claims that becomes effective and irrevocable, and the NEO’s full compliance with the non-competition, non-interference, non- solicitation and non-disparagement provisions of the agreement and with the confidential information, non-disclosure and invention assignment agreements executed by the NEO or the provisions of the agreement.

Each agreement provides that during the period of the NEO’s employment with us and for two years after the termination of the NEO’s employment for any reason:

•

the NEO shall not, directly or indirectly, engage in another business that researches, develops, makes or sells compounds, products or therapies in the Restricted Field (as defined in the agreements) in any Prohibited Capacity (as defined below) anywhere in the world if the NEO is working on, involved in or managing the research, development, manufacture, sales or provision of any compounds, products or therapies in the Restricted Field, subject to certain exceptions;

i.     “Prohibited Capacity” means (i) the same or similar capacity or function to that in which the NEO worked for us at any time during the three years immediately preceding the termination of the NEO’s employment with us; (ii) any executive or NEO capacity or function; (iii) any managerial capacity or function; (iv) any research and development capacity or function; (v) any business consulting capacity or function; (vi) any ownership capacity, except the NEO may own as a passive investment up to 5% of any class of securities listed or admitted to trading on a national securities exchange or otherwise regularly traded in a public market; and/or (vii) any capacity or function in which the NEO likely would inevitably use or disclose our trade secrets;

•

the NEO will not urge, induce or seek to induce any of our independent contractors, consultants, vendors, suppliers or any other person or entity with whom we have a business relationship to terminate their relationship with us or to cancel, withdraw, reduce, limit or in any manner modify any such person’s or entity’s business with us;

•	the NEO will not solicit for employment, recruit, hire, employ, attempt to hire or employ or assist in the recruitment or hiring of any employee, consultant or independent contractor of ours; and
•	the NEO will not disparage us.

Each agreement provides that in the event the NEO breaches any of the non-competition, non-interference, non-solicitation or non-disparagement provisions of the agreement, or any of the confidential information, non-disclosure or invention assignment agreements executed by the NEO and/or any provisions of the agreement, the NEO will forfeit his or her right to receive any severance payments or other benefits under the agreement and the NEO will be obligated to pay to us an amount equal to the amount of any severance compensation received by the NEO under the agreement, less $500.

For the purposes of the agreements, “Cause,” “Change in Control” and “Good Reason” are defined as follows:

•	“Cause” means the occurrence of one or more of the following events:
i.	the NEO’s conviction for, or pleading no contest to, a felony, any crime involving moral turpitude, or any crime that is injurious to our financial condition, reputation or goodwill;
ii.	the NEO’s misappropriation of any of our property;
iii.	the NEO’s engaging in any fraudulent or dishonest conduct in his or her dealings with, or on behalf of, us;
iv.

the NEO’s failure or refusal to follow the lawful instructions of his or her superior or the Board (other than any such failure or refusal resulting from the NEO’s incapacity due to physical or mental illness), if such failure or refusal continues for a period of ten (10) days after we provide the NEO with written notice stating the instructions which the NEO has failed or refused to follow;

v.

the NEO’s breach of his or her obligations under the agreement or any other agreement with us and such breach, if curable, remains uncured for a period of ten (10) days after we provide the NEO with written notice of such breach;

vi.

the NEO’s knowing violation of any of our written policies or procedures, including, without limitation, any employee policies, business ethics policies or code of conduct policies, and such violation, if curable, remains uncured for a period of ten (10) days after we provide the NEO with written notice of such violation;

vii.	the NEO’s engaging in any willful misconduct which is injurious to our financial condition, reputation or goodwill; or
viii.	the NEO’s misuse of alcohol or drugs which materially interferes with the NEO’s performance of his or her duties for us or which is injurious to our reputation or goodwill.
•	“Change in Control” means the occurrence of any of the following:
i.

A change in the ownership of us which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of our stock that, together with the stock held by such Person, constitutes more than 50% of the total voting power of our stock, except that the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of our stock will not be considered a Change in Control;

ii.	A change in the effective control of our company which occurs on the date that a majority of members of the board of directors is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, except that if any Person is considered to be in effective control of our company, the acquisition of additional control of our company by the same Person will not be considered a Change in Control; or

iii.

A change in the ownership of a substantial portion of our assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from us that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions, except that the following will not constitute a change in the ownership of a substantial portion of our assets: (A) a transfer to an entity that is controlled by our stockholders immediately after the transfer, or (B) a transfer of assets by us to: (1) a stockholder of ours (immediately before the asset transfer) in exchange for or with respect to our stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by us, (3) a Person that owns, directly or indirectly, 50% or more of the total value or voting power of all of our outstanding stock, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this (iii)(B)(3). For these purposes, gross fair market value means the value of our assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition of Change in Control, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with our company. A transaction will not constitute a Change in Control if: (1) its sole purpose is to change the state of our incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held our securities immediately before such transaction.

•

“Good Reason” means the NEO’s termination of employment within 90 days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without the NEO’s express written consent:

i.

a material reduction of the NEO’s duties, position, or responsibilities, relative to the NEO’s duties, position, or responsibilities in effect immediately prior to such reduction, unless the NEO is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status), provided, however, that a reduction in duties, position, or responsibilities solely by virtue of the company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the company remains as such following a Change of Control but is not the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason”;

ii.	a material reduction by us in the NEO’s annualized base pay as in effect immediately prior to such reduction;
iii.	the relocation of the NEO’s principal place of performing his or her duties as an employee by more than fifty (50) miles; or
iv.	the failure of a successor to assume the NEO’s agreement.

In order for an event to qualify as Good Reason, the NEO must not terminate employment with us without first providing us with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than 30 days following the date of such notice.

Equity Awards

The EIP provides that all equity awards granted thereunder will vest in full, and all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, upon a Change in Control if the successor corporation does not assume or substitute for the award. “Change in Control” is defined in the EIP the same way it is defined in the Change in Control and Severance Agreements, as described above.

Estimated Payments for Termination or Change in Control as of December 31, 2017

The following table sets forth the value of the benefits that would have been payable to each of the NEOs assuming that the following events occurred on December 31, 2017. The table does not include payments or other benefits under our 401(k) retirement plan and health and welfare plans because all salaried employees are entitled to the same benefits under those plans. The amounts shown are only estimates of the amounts that would be payable to the executives upon termination of employment and do not reflect tax positions we may take or the accounting treatment of such payments. Actual amounts to be paid can only be determined at the time of separation.

		Termination by
		the company		Termination
	Voluntary	without cause or		by the company without
	resignation,	by executive		cause or by executive resignation
	retirement, death	resignation with	Upon a change	with good reason within twelve months
	or disability	good reason	in control	following change in control
Benefit	($)	($)	($)	($)
Michael A. Sherman
Severance Payment(1)	—	440,000	—	880,000
Stock Options(2)	—	132,094	495,657	495,657
RSUs(3)	—	355,552	775,532	775,532
2017 Bonus(4)	—	—	—	522,462
COBRA payment(5)	—	20,345	—	40,691
Total	—	947,991	1,271,189	2,714,342
Michael T. Andriole
Severance Payment(1)	—	255,000	—	510,000
Stock Options(2)	—	51,500	206,000	206,000
RSUs(3)	—	53,500	535,000	535,000
2017 Bonus(4)	—	—	—	172,615
COBRA payment(5)	—	23,139	—	46,277
Total	—	383,139	741,000	1,469,892
Alison A. Armour, M.D.
Severance Payment(1)	—	270,530	—	541,059
Stock Options(2)	—	37,700	134,300	134,300
RSUs(3)	—	53,500	331,700	331,700
2017 Bonus(4)	—	—	—	215,696
COBRA payment(5)	—	28,117	—	56,234
Total	—	389,847	466,000	1,278,989
Christopher P. Leamon, Ph.D.
Severance Payment(1)	—	254,925	—	509,850
Stock Options(2)	—	32,988	117,513	117,513
RSUs(3)	—	48,599	294,699	294,699
2017 Bonus(4)	—	—	—	203,255
COBRA payment(5)	—	17,933	—	35,866
Total	—	354,445	412,212	1,161,183
Katherine K. Parker
Severance Payment(1)	—	199,149	—	265,533
Stock Options(2)	—	23,563	83,938	83,938
RSUs(3)	—	34,330	216,230	216,230
2017 Bonus(4)	—	—	—	92,624
COBRA payment(5)	—	17,933	—	23,911
Total	—	274,975	300,168	682,236

(1)	The severance payment was determined based on base salaries in effect on December 31, 2017.
(2)

Represents intrinsic value of all unvested stock options that are accelerated as of the assumed date of termination or the assumed date of the change in control, as applicable. The intrinsic value is based on the amount by which, if any, the exercise price of the option exceeds $4.28 per share, the closing price of our common stock as reported by The Nasdaq Stock Market on December 29, 2017. The vesting of the unvested stock options would be accelerated, and the resulting value would be realized by the NEOs (a) under the “Upon a change in control” column, only if the successor corporation did not assume or substitute for the option award, as provided by the EIP, and (b) under the “Termination by the company without cause or by executive resignation with good reason within twelve months following change in control” column upon the change in control if the successor corporation did not assume or substitute for the option award, as provided by the EIP, or upon subsequent termination without cause or for good reason even if the award had been assumed or substituted, as provided by the Change in Control and Severance Agreement.

(3)

Represents the value of all unvested RSUs that are accelerated as of the assumed date of termination or the assumed date of the change in control, as applicable. The value is calculated by multiplying the number of unvested RSUs that would vest by $4.28, the closing price of our common stock as reported by The Nasdaq Stock Market on December 29, 2017. The vesting of the RSUs would be accelerated, and the resulting value would be realized by the NEOs (a) under the “Upon a change in control” column, only if the successor corporation did not assume or substitute for the RSU award, as provided by the EIP, and (b) under the “Termination by the company without cause or by executive resignation with good reason within twelve months following change in control” column upon the change in control if the successor corporation did not assume or substitute for the RSU award, as provided by the EIP, or upon subsequent termination without cause or for good reason even if the award had been assumed or substituted, as provided by the Change in Control and Severance Agreement.

(4)

The 2017 bonus amount represents the applicable multiplier of the target bonus opportunity for the executive. The actual bonus amounts were paid in February 2018 and are set forth in the Summary Compensation Table.

(5)

Represents a payment amount equal to 140% of the COBRA continuation coverage amount for continued coverage under our medical, dental and vision plans for the executive and executive’s eligible dependents that would be paid for the applicable period in connection with the applicable events.

CEO PAY RATIO

We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Michael A. Sherman, our CEO. For 2017, our last completed fiscal year:

•	the annual total compensation of our median employee was $233,042; and
•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included on page 31 of this proxy statement, was $1,829,589.

Based on this information for fiscal year 2017, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 8:1. We used reasonable estimates in the methodology used to identify the median employee and calculate the annual total compensation of the median employee in a manner consistent with SEC rules and guidance.

We identified our median employee based on a compensation measure of the target total direct compensation of all 45 of our employees as of October 1, 2017, other than Mr. Sherman, including full-time, part-time and temporary employees. Target total direct compensation included (a) the annual base salary for salaried employees (or hourly rate multiplied by expected annual work schedule, for hourly employees) in 2017, (b) the employee’s target cash bonus opportunity for 2017, and (c) the estimated grant date fair value of equity awards granted by us to the employee in 2017 prior to the determination date, October 1, 2017.

Once we identified our median employee, we then determined that employee’s annual total compensation, including any perquisites and other benefits, in the same manner that we determined the total compensation of our CEO for purposes of the Summary Compensation Table. The compensation elements included in the CEO’s total compensation are discussed in the footnotes to the Summary Compensation Table.

Because the SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

2017 DIRECTOR COMPENSATION

Non-Employee Director Compensation

The following table sets forth information concerning compensation paid or accrued for services rendered to us by members of our Board of Directors for the year ended December 31, 2017. The table excludes Mr. Sherman, our President and Chief Executive Officer, and Dr. Low, our Chief Science Officer, who as employees did not and do not receive any compensation from us in their roles as directors.

	Fees Earned or	Stock	Option
	Paid in Cash(2)	Awards(3)	Awards(4)	Total
Name(1)	($)	($)	($)	($)
John C. Aplin, Ph.D.	74,000	7,491	38,505	119,996
Keith E. Brauer	60,000	7,491	38,505	105,996
Colin Goddard, Ph.D.	46,000	7,491	38,505	91,996
Ann F. Hanham, Ph.D.	50,000	7,491	38,505	95,996
Marc D. Kozin	51,000	7,491	38,505	96,996
Peter D. Meldrum	52,500	7,491	38,505	98,496
Fred A. Middleton	49,000	7,491	38,505	94,996
Lesley Russell, MBChB.	45,000	7,491	38,505	90,996

(1)

Neither Michael A. Sherman nor Philip S. Low, Ph.D., each of whom was a director, officer and employee of the company during 2017, is included in this table because they did not receive any additional compensation for their respective service as a director. Compensation information for Mr. Sherman is shown in the Summary Compensation Table on page 31, and compensation information for Dr. Low is shown below under “— Compensation of Dr. Low.”

(2)

Amounts in this column represent the total amount of cash payments earned and paid in 2017 for the annual retainer, chair and committee payments under our outside director compensation program, as described further below.

(3)

Amounts shown represent the aggregate grant date fair value, computed in accordance with ASC 718, of awards of RSUs granted in 2017. The amounts ultimately realized from the RSU awards will depend on the price of our common stock in the future and may differ significantly from the values shown.

(4)

Amounts in this column represent the aggregate grant date fair value of the option awards awarded during 2017, computed in accordance with FASB Topic ASC 718. This amount does not correspond to the actual value that will be recognized by the director. The assumptions used in the valuation of this award are consistent with the valuation methodologies specified in the notes to our financial statements. For a discussion of the assumptions used to determine grant date value, see Note 10 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

The aggregate number of RSUs and shares subject to stock options outstanding at December 31, 2017 for each non-employee director was as follows:

		Aggregate Number of
	Aggregate Number of	Stock Options
	RSUs Held as of	Held as of
Name	December 31, 2017	December 31, 2017(1)
John C. Aplin, Ph.D.	3,300	110,206
Keith E. Brauer	3,300	115,833
Colin Goddard, Ph.D.	3,300	88,500
Ann F. Hanham, Ph.D.	3,300	110,206
Marc D. Kozin	3,300	94,500
Peter D. Meldrum	3,300	104,500
Fred A. Middleton	3,300	110,206
Lesley Russell, MBChB	3,300	102,500

(1)	Of the option shares, 680,451 have vested and 156,000 are unvested.

We refer to each of our non-employee directors as an outside director. The compensation policy for outside directors provides for (1) cash retainers and (2) automatic grants of stock options and RSUs under the EIP as described in the following paragraphs.

Our outside director compensation program consists of the following:

•	for all outside directors, an annual cash retainer of $40,000;
•	for the Chairman of the Board, an additional annual cash payment of $25,000;
•	for the Chair of the Audit Committee, an additional annual cash payment of $20,000;
•	for the Chair of the Compensation Committee, an additional annual cash payment of $12,500;
•	for the Chair of the Nominating and Corporate Governance Committee, an additional annual cash payment of $10,000;
•	for each member of the Audit Committee other than the Chair, an additional annual cash payment of $9,000;
•	for each member of the Compensation Committee other than the Chair, an additional annual cash payment of $6,000; and
•	for each member of the Nominating and Corporate Governance Committee other than the Chair, an additional annual cash payment of $5,000.

Each of the payments to our outside directors is made on a quarterly basis, in consideration for their services in these respective roles.

Each new outside director is automatically granted an equity award on the date such person first becomes an outside director. Beginning in February 2015, the equity award for a new outside director consists of a stock option grant for 22,500 shares and a grant of 3,750 RSUs. A director who is an employee and who ceases to be an employee, but who remains a director, will not receive such an initial award.

In addition, each outside director is automatically granted an equity award on the date of each annual stockholder meeting. In May 2017, the annual equity award was increased to a stock option grant for 19,500 shares and a grant of 3,300 RSUs.

The exercise price of all stock options granted pursuant to the EIP is equal to the fair market value of our common stock on the date of grant. The term of all stock options is ten years. Subject to the adjustment provisions of the EIP, initial awards vest as to one-third of the shares subject to such awards on the business day before each date of each annual stockholder meeting following their respective commencement of service, provided such outside director continues to serve as a director through each such date. The annual awards vest as to 100 percent of the shares on the business day prior to the next annual stockholder meeting following the date of grant, provided such outside director continues to serve as a director through such date.

In the event of a “change in control,” as defined in the EIP, with respect to awards granted under the EIP to outside directors, the awards will fully vest and become fully exercisable as to all shares underlying such awards and all restrictions on awards will lapse, and all performance goals or other vesting criteria will be deemed achieved at 100 percent of target level and all other terms and conditions met if the outside director is terminated following the change in control other than by voluntary resignation (unless such resignation is at the request of the acquiror). In addition, stock options and RSUs held by outside directors will fully vest upon the director’s resignation if such resignation was requested by the Nominating and Corporate Governance Committee.

The Compensation Committee and the Board may change or otherwise revise the terms of awards granted under the outside director compensation policy in their discretion.

Our Stock Ownership Guidelines also apply to our outside directors. Under the Guidelines, our outside directors are expected to own shares of our common stock with a value at least equal to three times the annual Board cash retainer. Shares owned directly and indirectly count toward the ownership level under the Guidelines, but shares subject to unvested RSUs and unvested or unexercised stock options do not count toward the ownership level under the Guidelines. The applicable ownership level is to be achieved by our outside directors within five years of the effective date of the Guidelines, which was February 7, 2018, or within five years of first election or appointment to the Board, whichever is later. Until an outside director has achieved the applicable ownership level, he or she must retain at least 50% of the “net profit shares” acquired through stock option exercises and the settlement of RSUs. “Net profit shares” refers to that portion of the number of shares subject to the exercise or settlement of an award that the director would receive had he or she authorized us to withhold shares otherwise deliverable in order to satisfy any applicable exercise price.

Compensation of Dr. Low

Dr. Low is our Chief Science Officer and an executive officer. Dr. Low receives compensation from us in connection with his employment, based on his part-time employment status. Dr. Low does not receive any additional compensation for his service as a member of our Board of Directors. Dr. Low received the following compensation from us for 2017:

Fees Earned or	Stock	Option	All Other
Paid in Cash(1)	Awards(2)	Awards(3)	Compensation(4)	Total
($)	($)	($)	($)	($)
244,016	281,800	58,300	8,315	592,431

(1)

Consists of base salary earned during 2017 and the bonus for 2017 performance that was paid in 2018. See “— Compensation Discussion and Analysis — Elements of Executive Compensation — Short-Term Incentives (Cash Bonuses)” for a discussion of our 2017 bonus program.

(2)

The amount in this column represents the aggregate grant date fair value of the RSUs awarded to Dr. Low in 2017 and is computed in accordance with ASC 718. To determine the grant date fair value of RSUs, we use the closing market price of a share of our common stock on the effective date of the award. The amounts ultimately realized by Dr. Low from the RSUs will depend on the price of our common stock in the future and may differ significantly from the value shown. Dr. Low held 68,855 RSUs (none of which were vested) as of December 31, 2017.

(3)

The amount in this column represents the aggregate grant date fair value of the option award made to Dr. Low in 2017 and is computed in accordance with ASC 718. See Note 10 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, for a discussion of assumptions made in determining the grant date fair value and compensation expense of stock options. This amount does not correspond to the actual value, if any, that may be recognized by Dr. Low. Dr. Low held 473,204 stock options as of December 31, 2017, of which 370,079 were vested and 103,125 were unvested.

(4)

This amount represents $840 related to a cell phone allowance and $7,475 of employer sponsored 401(k) tax-qualified retirement savings plan matching contributions of 50% of the amount contributed by Dr. Low, up to 6% of Dr. Low’s salary that he contributes to the plan.

As a salaried employee, Dr. Low is entitled to participate in our 401(k) retirement plan and our ESPP. Dr. Low is not a party to a Change in Control and Severance Agreement with us.

ANNUAL REPORT

Our Annual Report for the year ended December 31, 2017, including financial statements audited by Ernst & Young LLP, our independent registered public accounting firm, and Ernst & Young LLP’s report thereon, is available to our stockholders on the Internet as described in the Notice of Internet availability of proxy materials. In addition, a copy of our Annual Report on Form 10-K for the year ended December 31, 2017, will be sent to any stockholder without charge (except for exhibits, if requested, for which a reasonable fee will be charged), upon written request to Corporate Secretary, Endocyte, Inc., 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268. Our Form 10-K is also available and may be accessed free of charge through the Investor Relations section of our internet website at www.Endocyte.com.

STOCKHOLDER PROPOSALS AT 2019 ANNUAL MEETING

The date by which we must receive stockholder proposals for inclusion in the proxy statement and form of proxy relating to the 2019 annual meeting of stockholders is November 23, 2018. Notice of any director nomination or other proposal that a stockholder intends to present at the 2019 annual meeting of stockholders, but does not intend to have included in the proxy statement and form of proxy relating to the 2019 annual meeting of stockholders, must be delivered to our Corporate Secretary by mail at Corporate Secretary, Endocyte, Inc., 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268 not earlier than the close of business on January 7, 2019 and not later than the close of business on February 6, 2019. Stockholder proposals must comply with all of the applicable requirements set forth in the rules and regulations of the Securities and Exchange Commission, including Rule 14a-8, as well as the advance notification requirements set forth in our bylaws. A copy of the advance notification requirements may be obtained upon request to Corporate Secretary, Endocyte, Inc., 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and so we file periodic reports and other information with the Securities and Exchange Commission. These reports and the other information we file with the Securities and Exchange Commission can be read and copied at the public reference room facilities maintained by the Securities and Exchange Commission in Washington, DC at 100 F Street, N.E., Washington, DC 20549. The Securities and Exchange Commission’s telephone number to obtain information on the operation of the public reference room is (800) SEC-0330. These reports and other information are also filed by us electronically with the Securities and Exchange Commission and are available at its website, www.sec.gov.

INCORPORATION BY REFERENCE

To the extent this proxy statement has been or will be specifically incorporated by reference into any filing under the Securities Act of 1933, as amended, and the Exchange Act, the sections of this proxy statement entitled “COMPENSATION COMMITTEE REPORT” and “REPORT OF THE AUDIT COMMITTEE” should not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

2018 Annual Meeting Admission Ticket 2018 Annual Meeting of Endocyte, Inc. Stockholders May 3, 2018, 12:00 p.m. (EDT) Offices of Faegre Baker Daniels LLP 600 East 96th Street, Suite 600 Indianapolis, Indiana Upon arrival, please present this admission ticket and photo identification at the registration desk. For directions to the meeting, call 317-569-9600 or go to http://maps.google.com/maps?q=600+E.+96th+Street+Suite+600+Indianapolis%2c+Indiana+46240 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and the Annual Report/Form 10-K Wrap are available at www.proxyvote.com. E40576-P03060 Endocyte, Inc. 2018 Annual Meeting of Stockholders Offices of Faegre Baker Daniels LLP 600 East 96th Street, Suite 600, Indianapolis, Indiana 46240 Proxy Solicited by Board of Directors for Annual Meeting - May 3, 2018 Michael A. Sherman, Michael T. Andriole, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Endocyte, Inc. to be held on May 3, 2018, or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR all nominees for election, FOR ratification of auditors and FOR compensation of our Named Executive Officers ("Say-on-Pay"). Continued and to be signed on reverse side

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ENDOCYTE, INC. 8910 PURDUE ROAD SUITE 250 INDIANAPOLIS, IN 46268 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E40575-P03060 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ENDOCYTE, INC. The Board of Directors recommends you vote FOR the following: For Withhold 1. Election of Directors ! ! ! ! ! ! 1a. Patrick Machado 1b. Dr. Lesley Russell 1c. Dawn Svoronos For Against Abstain The Board of Directors recommends you vote FOR the following proposals: ! ! ! ! ! ! 2. Ratify the appointment of Ernst & Young LLP as our independent Registered Public Accounting Firm for 2018. 3. Advisory proposal approving the compensation of our Named Executive Officers ("Say-on-Pay"). NOTE: At their discretion, the proxies are authorized to vote on any other business brought before the meeting or any adjournment thereof. Yes ! No ! Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date